UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Bed Bath & Beyond Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	9:00 A.M. on Friday, July 1, 2016

Place:	The Madison Hotel One Convent Road Morristown, New Jersey 07960

Items of Business:

(1)	To elect ten directors until the Annual Meeting in 2017 and until their respective successors have been elected and qualified (Proposal 1).
(2)	To ratify the appointment of KPMG LLP as independent auditors for the 2016 fiscal year (Proposal 2).
(3)	To consider the approval, by non-binding vote, of the 2015 compensation paid to the Company’s Named Executive Officers (Proposal 3).
(4)	To vote on shareholder proposals (Proposals 4, 5 and 6).
(5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments.

Record Date: You can vote if you were a shareholder of record on May 6, 2016.

Proxy Voting: It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided. No postage is required.

Warren Eisenberg
Co-Chairman

Leonard Feinstein
Co-Chairman

May 31, 2016

Important Notice Regarding the Availability of Proxy Material for the Annual Meeting of Shareholders to be held on July 1, 2016: this Notice of the 2016 Annual Meeting of Shareholders, Proxy Statement and the Company’s 2015 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2016

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1

FAQs ABOUT THE 2016 ANNUAL MEETING AND VOTING	5

PROPOSAL 1—ELECTION OF DIRECTORS	8

Board Structure, Composition and Meetings	8

Board Nominees and Qualifications	9

Board Leadership	11

Director Independence	11

Committees of the Board of Directors	12

Compensation Committee Interlocks and Insider Participation	12

Governance Guidelines and Policies; Additional Information	13

Compensation of Directors	13

Risk Oversight	14

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF AUDITORS FOR FISCAL 2016	15

Appointment of KPMG LLP	15

Fees Paid to KPMG LLP for Services and Products	15

Pre-Approval Policies and Procedures	15

Audit Committee Report for the Year Ended February 27, 2016	16

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION	17

Compensation Committee Report	18

Compensation Discussion & Analysis	18

Introduction	18

Executive Summary/Executive Compensation Philosophy and Objectives	18

Say on Pay Results and Shareholder Outreach	21

Fiscal 2016 Executive Compensation Program Decisions	22

Methodology for Determining Executive Compensation	24

Fiscal 2015 Performance Goals and Performance	29

Executive Officers	30

Compensation Tables	31

Summary Compensation Table	31

Grants of Plan Based Awards for Fiscal 2015	33

Outstanding Equity Awards at Fiscal Year End	34

Option Exercises and Stock Vested for Fiscal 2015	37

Nonqualified Deferred Compensation for Fiscal 2015	38

Employment Agreements and Potential Payments Upon Termination or Change in Control	39

TABLE OF CONTENTS

PROPOSAL 4—SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS BYLAWS	44

PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING AN EQUITY RETENTION POLICY FOR SENIOR EXECUTIVES	46

PROPOSAL 6—SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL OF CERTAIN FUTURE SEVERANCE AGREEMENTS	48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	50

Section 16(a) Beneficial Ownership Reporting Compliance	51

OTHER MATTERS	52

Certain Relationships and Related Transactions	52

Householding	52

Next Year’s Annual Meeting	52

PROXY STATEMENT SUMMARY

You have received these proxy materials because the Board of Directors of Bed Bath & Beyond Inc. (the “Company”, “we”, or “us”), a New York corporation, is soliciting your proxy to vote your shares at the 2016 Annual Meeting of Shareholders. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Summary of Voting Matters

The Board of Directors is not aware of any matter that will be presented for a vote at the 2016 Annual Meeting of Shareholders other than those shown below.

Proposals		Board Vote Recommendation	Page Reference
1.	Election of 10 Directors	FOR each director nominee	8
2.	Ratification of Appointment of Auditors	FOR	15
3.	Advisory Vote on Executive Compensation	FOR	17
4.	Shareholder Proposal Regarding Proxy Access Bylaws	AGAINST	44
5.	Shareholder Proposal Regarding an Equity Retention Policy for Senior Executives	AGAINST	46
6.	Shareholder Proposal Regarding Shareholder Approval of Certain Future Severance Agreements	AGAINST	48

Board of Directors Nominees

You are being asked to vote on the following ten (10) nominees for director. Each director is elected annually by a majority vote of shares cast. Further information about each director can be found under “Board Nominees and Qualifications.”

Name	Director Since	Principal Occupation	Independent	Board Committee*
Warren Eisenberg	1971	Co-Founder/Co-Chairman, Bed Bath & Beyond Inc.	No
Leonard Feinstein	1971	Co-Founder/Co-Chairman, Bed Bath & Beyond Inc.	No
Steven H. Temares	1999	Chief Executive Officer, Bed Bath & Beyond Inc.	No
Dean S. Adler	2001	Co-Founder and Chief Executive Officer, Lubert-Adler Partners, L.P.	Yes	CC, NC
Stanley F. Barshay	2003	Retired Executive Vice President, Merck & Co. (formerly Schering-Plough Corporation) and President of its Consumer Health Care Division	Yes	AC, CC
Geraldine T. Elliott	2014	Retired Executive Vice President, Strategic Advisor, Juniper Networks, Inc.	Yes
Klaus Eppler (Lead Director)	1992	Pensioned partner in the law firm Proskauer Rose LLP	Yes	NC
Patrick R. Gaston	2007	Chief Executive Officer, Gaston Consulting; Past President of the Verizon Foundation and the Western Union Foundation	Yes	AC
Jordan Heller	2003	President, Heller Wealth Advisors LLC	Yes	AC
Victoria A. Morrison	2001	Executive Vice President & General Counsel, Edison Properties LLC	Yes	CC, NC

* AC – Audit Committee; NC – Nominating and Corporate Governance Committee; CC – Compensation Committee

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PROXY STATEMENT SUMMARY

Corporate Governance Highlights

– Extensive Shareholder Engagement

– Majority Independent Board

– Separate Chair and CEO

– Lead Independent Director

– Independent Committee Members

– >75% Board and Committee Attendance in 2015

– Annual Election of All Directors

– Majority Voting for Uncontested Director Elections

– Executive Sessions for Independent Directors

– No Hedging with Respect to Company Securities

– Restrictions on Pledging Company Securities

– No Poison Pill

– Ownership Guidelines for CEO and Independent Directors

– Compensation “Clawback” Policy

– Strong Pay-For-Performance Philosophy

– Comprehensive Policy of Ethical Standards for Business Conduct

– Annual Board Evaluations

Fiscal 2015 Business Highlights

Our Strategy

The retail environment continues to change dramatically as advancing technologies transform the way consumers shop for merchandise both online and in-store. The evolution of omnichannel retailing presents a great opportunity to provide a more seamless and personalized shopping experience for customers.

Over the past few years, Bed Bath & Beyond has driven change throughout our organization to capitalize on advancing technologies and to strengthen our business as a world-class omnichannel retailer. We have made tremendous progress in the transformation of our Company to better serve our customers in an ever-evolving digital world. At the same time, our strategy remains rooted in our customer-centric culture and commitment to customer service, supported by significant investments to strengthen our foundation for future growth:

•	To do more for and with our customers wherever, whenever and however they wish to interact with us;

•	To provide our customers a seamless experience whether they interact with us in a store, through one of our contact centers, on a desktop or tablet, smartphone or through social media;

•	To be viewed as the expert for the home, including the accompanying life stages that make a house a home, and to become the destination for our customers’ needs and wants as they express their life interests and travel through their life stages; all through the expanding and differentiated products, services and solutions we offer; and

•	To enhance our ability to achieve these objectives through an ongoing commitment to world class information technology, comprehensive analytics and targeted marketing and communications.

Our Performance

During fiscal 2015, Bed Bath & Beyond made steady progress on our strategic initiatives, including significant investments in our people, technology, physical and digital channels and supply chain, to further strengthen our foundation for future growth.

Select operational highlights:

•	Continued to expand, differentiate and improve our merchandise and related services and solutions.

•	Developed enhanced analytics capabilities, including sophisticated, predictive modeling to drive more personalized targeted marketing.

•	Introduced new services and experiences such as online appointment scheduling for registry and a new virtual coupon wallet called My Offers, which organizes and stores print and digital coupons so customers can access and redeem them conveniently online or in-store.

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PROXY STATEMENT SUMMARY

•	Continued development of our new Point-of-Sale system, including both hardware and software elements. The new system—to be piloted in fiscal 2016—will provide a more efficient customer check out process by automating many manual processes, as well as greatly enhancing our promotional capabilities.

•	Progressed development of our Liberty View project in Brooklyn, a unique shopping venue which will house four of our concepts and provide a more experiential shopping environment.

•	Opened a new Customer Contact Center in Layton, Utah to enhance our 24/7 customer support.

•	Expanded our supply chain network, including a new distribution facility in Las Vegas, Nevada, to provide more flexible fulfillment options and support anticipated growth across all of our channels.

•	Upgraded our proprietary internal Web-based platform, The Beyond Store, and integrated it with our Bed Bath & Beyond and buybuy BABY selling websites and mobile channels, to enable our associates to better service our customers in creating web orders, comparing products, and reading product reviews.

Select financial highlights:

•	Net sales of $12.1 billion increased approximately 1.9% or approximately 2.3% on a constant currency basis.

•	Comparable sales increased approximately 1%, or approximately 1.4% on a constant currency basis.

•	Comparable sales consummated through customer facing online websites and mobile applications increased in excess of 25%.

•	Diluted EPS of $5.10, including $0.06 of net benefits from certain non-recurring items, including a favorable state audit settlement.

•	Generated $1.0 billion in net cash from operations and returned $1.1 billion to shareholders through share repurchase.

•	Subsequent to fiscal 2015, announced Board authorization of a quarterly dividend program, which will commence in fiscal 2016.

For more information regarding our fiscal 2015 financial performance, see our Annual Report on Form 10-K for fiscal 2015 filed with the SEC on April 26, 2016.

Shareholder Outreach—We Listened, Learned & Responded

We recognize the value of listening and taking into account the views of our shareholders. Building relationships with our shareholders is an integral part of our corporate governance practices. We conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders and are able to consider them appropriately. On a regular basis, we also meet with shareholders and potential investors to review our operating and financial results.

After last year’s Annual Meeting, at which the advisory vote on executive compensation was below our expectations, we continued our shareholder outreach program. We contacted our top twenty-five shareholders representing approximately 68% of our outstanding shares to solicit feedback and explain our strategy on corporate governance and executive compensation. Members of senior management and the Board met or spoke with shareholders representing approximately 50% of our shares.

Investor Relations is the primary contact for shareholder interaction with the Company. Investors can reach us at (908) 613-5820 or via email at janet.barth@bedbath.com.

Shareholder Feedback and Compensation Philosophy Guided Changes to Fiscal 2016 Compensation Program

Subsequent to our shareholder engagement following the 2015 Annual Meeting and after consideration of the feedback received from our shareholders, the Compensation Committee approved the following changes to the fiscal 2016 executive compensation program:

•	No increase in base salary of the Company’s CEO (third consecutive year of no increase in CEO base pay) and Co-Chairmen.

•	Reduced CEO target compensation from $19.6 million to $16.9 million, or by approximately 14%.

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PROXY STATEMENT SUMMARY

•	Enhanced the rigor of and amended our Performance Stock Unit (PSU) performance-based equity plan as follows:

°	Adjusted weighting of one-year and three-year performance goals from 75/25 to 50/50, respectively, increasing the weighting of the three-year goal.
°	Applied a more strict achievement threshold for PSUs subject to the three-year performance goal by increasing the achievement percentage from 80-164% to 100-144%, to earn 100% payment.
°	Applied a Total Shareholder Return (TSR) “Regulator” to achievement thresholds of each performance goal, capping PSU awards at 100% of the target if the Company’s TSR over the performance period is negative.
°	Adjusted the vesting periods for PSUs to maintain a rate of equal vesting over four years, if performance goals are met.

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FAQs ABOUT THE 2016 ANNUAL MEETING AND VOTING

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc., a New York corporation, of proxies to be voted at our 2016 Annual Meeting of Shareholders and at any adjournment or adjournments.

This Proxy Statement, the proxy card and our 2015 Annual Report are being mailed starting May 31, 2016. The information regarding stock ownership and other matters in this Proxy Statement is as of the record date, May 6, 2016, unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•	election of ten directors to hold office until the Annual Meeting in 2017 (Proposal 1);

•	ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending February 25, 2017 (“fiscal 2016”) (Proposal 2);

•	consider the approval, by non-binding vote, of the 2015 compensation paid to the Company’s Named Executive Officers (commonly known as a “say-on-pay” proposal) (Proposal 3);

•	a shareholder proposal regarding proxy access bylaws (Proposal 4);

•	a shareholder proposal regarding an equity retention policy for the Company’s senior executives (Proposal 5);

•	a shareholder proposal requiring the Board of Directors to seek shareholder approval of certain future severance agreements (Proposal 6).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TEN DIRECTORS, FOR THE
RATIFICATION OF THE APPOINTMENT OF AUDITORS, FOR THE SAY-ON-PAY PROPOSAL,
AND AGAINST THE THREE SHAREHOLDER PROPOSALS.

Who may vote?

Shareholders of record of the Company’s common stock at the close of business on May 6, 2016 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 154,366,662 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of Bed Bath & Beyond Inc. common stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond Inc.’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. If you hold restricted stock under the Company’s 2012 Incentive Compensation Plan, you are also considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote by proxy.

Vote by Internet www.proxyvote.com	Vote by Phone 1-800-690-6903	Vote by Mail Broadridge, 51 Mercedes Way Edgewood, NY 11717

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting at the Annual Meeting in person, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on June 30, 2016.

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FAQs ABOUT THE 2016 ANNUAL MEETING AND VOTING

Beneficial Owner

Most shareholders of Bed Bath & Beyond Inc. hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee on how to vote your shares. If you hold your shares through a New York Stock Exchange member brokerage firm, such member brokerage firm has the discretion to vote shares held on your behalf with respect to the appointment of the Company’s auditors, but not with respect to any other proposal, as more fully described under “What is a broker ‘non-vote’?”.

Can I change my vote?

Yes. If you are the shareholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•	sending a letter to the Company stating that your proxy is revoked;

•	signing a new proxy and sending it to the Company; or

•	attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

How many votes are needed to approve the proposals?

At the 2016 Annual Meeting of Shareholders, a “FOR” vote by a majority of votes cast is required for the election of directors, to ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal 2016 and to approve, by non-binding vote, the say-on-pay proposal as well as Proposals 4, 5 and 6, the shareholder proposals.

A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.” Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST.”

What is an abstention?

An abstention is a properly signed proxy card which is marked “abstain.”

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current applicable rules, Proposal 2 is a “discretionary” item upon which brokers that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

However, brokers that hold shares as nominee may not vote on behalf of the beneficial owners on the following proposals unless you provide voting instructions: Proposal 1, the election of directors, Proposal 3, the say-on-pay proposal, and Proposals 4, 5 and 6, the shareholder proposals. Therefore, if your shares are held by such nominee, please instruct your broker regarding how to vote your shares on each of these proposals. This will ensure that your shares are counted with respect to each of these proposals.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of April 3, 2016, which is the date by which any proposal for consideration at the Annual Meeting submitted by a shareholder must have been received by the Company to be presented at the Annual Meeting, and as of the date of this Proxy Statement, the Company did not know of any other matters to be presented at the Annual Meeting.

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FAQs ABOUT THE 2016 ANNUAL MEETING AND VOTING

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or associates of the Company. The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting or would like additional copies of this document or our 2015 Annual Report on Form 10-K, please contact: Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, NJ 07083, Attention: Investor Relations Dept., Telephone: (908) 613-5820.

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PROPOSAL 1—ELECTION OF DIRECTORS

Board Structure, Composition and Meetings

The Board of Bed Bath & Beyond Inc. consists of ten (10) directors. Directors are elected annually at each annual meeting to serve until the next annual meeting or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each of the nominees currently serves as a director and was elected by the shareholders at the 2015 Annual Meeting. Biographical information and qualifications of the nominees for director are included below under “Board Nominees and Qualifications.”

The Board has adopted a policy regarding specific, minimum qualifications for potential directors. These factors, and others as considered useful by the Board and the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. The Company’s policies regarding director qualifications and skills are included on the Company’s website at www.bedbathandbeyond.com under the Investor Relations section.

Qualified candidates for membership on the Board will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating and Corporate Governance Committee reviews and evaluates each candidate’s character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by the Company’s shareholders), as well as the overall composition of the Board, and recommends to the Board for its approval the slate of directors to be nominated for election at the annual meeting of the Company’s shareholders. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Committee believes that it is desirable that Board members represent a diversity of backgrounds, including gender and race, as well as diversity of viewpoints and experience.

The Board holds regular meetings each quarter and special meetings when necessary. The Board held five meetings during the fiscal year ended February 27, 2016 (“fiscal 2015”). Directors are expected to attend the Board meetings and meetings of committees of the Board on which they serve. The Company encourages, but does not require, the directors to attend the Company’s Annual Meeting of Shareholders. During fiscal 2015, all nominees for director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he or she served. All of the Company’s directors attended the 2015 Annual Meeting of Shareholders.

The Board of Directors believes it is structured to provide oversight, direction and guidance to management. In doing so, the members of the Board bring to their service valuable expertise in a wide range of subject matter areas relevant to the Company in the execution of its strategy. These areas include:

• operations • finance and financial reporting • merchandising • legal and regulatory compliance	• technology • international business • real estate • leadership in large, complex organizations

The Board, as part of its annual self-assessment and on an ongoing basis as appropriate, considers the skills and experience of its members in relation to the needs of the Company.

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PROPOSAL 1—ELECTION OF DIRECTORS

Board Nominees and Qualifications

The Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, has nominated for reelection as directors, for a one year term expiring at the 2017 Annual Meeting, each of the current members of the Board.

Information concerning our directors as of the record date, and the key experience, qualifications and skills they bring to our Board is provided below.

Warren Eisenberg	Co-Founder and Co-Chairman
Mr. Eisenberg, 85, is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Leonard Feinstein	Co-Founder and Co-Chairman

Mr. Feinstein, 79, is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Messrs. Eisenberg and Feinstein remain active as part of the senior leadership of the Company and bring to the Board, among other benefits, their experience in building the Company during its 45-year history and their overall experience in the retail industry, in each case for over 50 years.

Steven H. Temares	Chief Executive Officer
Steven H. Temares, 57, has served as Chief Executive Officer of the Company since 2003. He was President and Chief Executive Officer from 2003 to 2006 and was President and Chief Operating Officer from 1999 to 2003. Mr. Temares joined the Company in 1992 and has served as a director since 1999. Mr. Temares has been part of the leadership of the Company throughout its entire history as a public company.

Dean S. Adler
Dean S. Adler, 59, is a Co-Founder and Chief Executive Officer of Lubert-Adler Partners, L.P., a private real estate investment firm. He has served as a Principal of Lubert-Adler Partners, L.P. for over ten years. Mr. Adler has been a director of the Company since 2001. Mr. Adler also previously has served as a director of Developers Diversified Realty Corp., a shopping center real estate investment trust, and Electronics Boutique, Inc., a mall retailer. Among other things, Mr. Adler has wide experience and involvement in commercial real estate including, in particular, retail real estate.

Stanley F. Barshay
Stanley F. Barshay, 76, has served in a variety of senior executive positions at consumer healthcare companies. He served as Executive Vice President of Merck & Co. (formerly Schering-Plough Corporation) and President of its Consumer Health Care Division from November 2009 until his retirement on April 1, 2010; prior to November 2009, Mr. Barshay was Chairman, Consumer Health Care, at Schering-Plough Corporation since June 2003. For many years, Mr. Barshay served in a variety of senior executive positions at American Home Products (now part of Pfizer). Mr. Barshay has been a director of the Company since 2003. Among other things, Mr. Barshay brings to the Board specialized knowledge about the marketing of consumer goods, and in particular health and beauty care products.

Geraldine T. Elliott
Geraldine T. Elliott, 59, is retired Executive Vice President, Strategic Advisor at Juniper Networks, Inc. She served as Executive Vice President and Chief Customer Officer at Juniper Networks, Inc. from March 2013 to February 2014 after prior roles as Executive Vice President and Chief Sales Officer, and as Executive Vice President of Strategic Alliances. Ms. Elliott joined Juniper in 2009 after seven years at Microsoft Corporation, where she held a series of senior executive positions, including Corporate Vice President of the company’s Industry Solutions Group, Worldwide Public Sector organization, and their North American Enterprise Sales region. Prior to joining Microsoft, Ms. Elliott spent 22 years at IBM Corporation, where she held executive and management positions in North America and Asia Pacific in sales, services, consulting, strategy development, and product management. She has been a director of the Company since February 2014. Additionally, Ms. Elliott is founder of Broadrooms.com, an informational resource for executive women serving on corporate boards in the U.S. She serves as an independent director on the boards of Whirlpool Corporation and Imperva, Inc. Among other things, Ms. Elliott brings to the Board her strategic understanding of transformative digital technologies, as well as her global marketing, sales, service and channel experience.

9

PROPOSAL 1—ELECTION OF DIRECTORS

Klaus Eppler
Klaus Eppler, 85, has been a pensioned partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 2001. Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to 2001, when he ceased active partnership with responsibilities for clients. He has been a director of the Company since 1992 and has served as outside Lead Director since 2002. Mr. Eppler has served as a director of one or more retailers, including publicly traded retailers, continuously for over 35 years. Throughout his career as a practicing attorney, he represented numerous public companies or their boards of directors, including many retail companies. Among other things, Mr. Eppler brings to the Board his experience with a wide variety of retailers.

Patrick R. Gaston
Patrick Gaston, 58, is Chief Executive Officer of Gaston Consulting. From January 2013 through February 2016, he was President of the Western Union Foundation, which supports education and disaster relief efforts throughout the world with the support of the Western Union Company. From January to December 2012, he was the Chief Executive Officer of Gastal Networks, LLC, a consulting firm specializing in corporate social responsibility initiatives. From January to December 2011, he served a one-year term as Executive in Residence and Senior Advisor with the Clinton Bush Haiti Fund to support the rebuilding efforts in Haiti. Until January 2011, Mr. Gaston was President of the Verizon Foundation since 2003. Prior to assuming that position, Mr. Gaston held a variety of management positions at Verizon Communications Inc. and its predecessors since 1984, including positions in operations, marketing, human resources, strategic planning and government relations. He has been a director of the Company since 2007. Among other things, Mr. Gaston brings to the Board experience with respect to very large and complex public companies as well as extensive experience with other local, national and international organizations through his non-profit work.

Jordan Heller
Jordan Heller, 55, has been President of Heller Wealth Advisors LLC, a provider of financial advisory services, since 2008. Mr. Heller was previously a partner with The Schonbraun McCann Group LLP from 2005 to 2008. Prior to joining The Schonbraun McCann Group, Mr. Heller was a Managing Director at American Economic Planning Group. He has been a director of the Company since 2003. Mr. Heller is also a director of Equity One, Inc., a shopping center developer and owner. Among other things, Mr. Heller brings to the Board experience in and knowledge of various financial matters. He is a certified public accountant, chartered financial analyst and Certified Financial Planner™, and serves as an ‘‘audit committee financial expert’’ on the Company’s Audit Committee.

Victoria A. Morrison
Victoria A. Morrison, 63, has been the Executive Vice President & General Counsel of Edison Properties, LLC, a diversified real estate company, since 2007. Ms. Morrison was previously practicing law as a partner in the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP since 1986. She has been a director of the Company since 2001. Among other things, Ms. Morrison brings to the Board experience in and knowledge of real estate law and transactions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE

FOR THE ELECTION OF THE TEN NOMINEES AS DIRECTORS.

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PROPOSAL 1—ELECTION OF DIRECTORS

Board Leadership

Messrs. Eisenberg, Feinstein and Temares function together as the senior leaders of the Company. Since Messrs. Eisenberg, Feinstein and Temares are not ‘‘independent directors’’ within the meaning of NASDAQ Listing Rule 5605(a)(2), the Board of Directors appointed an independent director to serve as the outside Lead Director. Mr. Eppler has served as the outside Lead Director since 2002. The general authority and responsibilities of the outside Lead Director are established by the Board of Directors. In that capacity, Mr. Eppler presides at all executive sessions of the independent directors, has the authority to call meetings of the independent directors, acts as a liaison between the members of the Board and management, functions as Secretary of the Board (including with respect to the proposal and maintenance of Board agendas and schedules for meetings), arranges for Board committee functions and acts as Secretary of Board committees and receives communications from the Company’s shareholders.

Director Independence

The Board of Directors, upon the advice of the Nominating and Corporate Governance Committee, has determined that Mses. Elliott and Morrison and Messrs. Adler, Barshay, Eppler, Gaston and Heller each are ‘‘independent directors’’ under the independence standards set forth in NASDAQ Listing Rule 5605(a)(2). This determination was based on the fact that each of these directors is not an executive officer or employee of the Company or has any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors’ independence determination is analyzed annually in both fact and appearance to promote arms-length oversight. In making its independence determination this year, the Board of Directors considered relationships and transactions since the beginning of its 2015 fiscal year. The Board of Directors’ independence determinations included reviewing the following relationships, and a determination that the relationships and the amounts involved, in each case, were immaterial.

•	Mr. Eppler is a (non-equity) pensioned partner of Proskauer Rose LLP. In 2001, he ceased active partnership with responsibilities for clients. The firm receives fees for legal services from the Company which represented a fraction of 1% of the revenues of Proskauer Rose LLP.

•	Mr. Adler is a principal or executive officer of several private equity funds, each with broad commercial real estate holdings. Several funds have among their investments interests in entities which hold retail properties, and for a part of fiscal 2015, portions of two such properties were under lease to the Company or subsidiaries for the operation of four of the over 1,500 stores operated by the Company. Both properties were sold during 2015 and are no longer held by the funds. The interests of these funds in the rentals from the four stores represented a fraction of 1% of the rental income of the funds of which Mr. Adler is a principal or executive officer. In addition, Messrs. Eisenberg and Feinstein, the Company’s Co-Chairmen, have as part of their overall investment strategy investments in family limited partnerships, which partnerships hold passive interests in certain of such funds representing between approximately 1% and 3% of the interests of such funds.

•	Ms. Elliott previously served as an executive of Juniper Networks, which provides network services to a significant number of companies around the world, including the Company, which obtains such services on terms and pricing generally available to Juniper customers. Ms. Elliott retired from Juniper in 2014. Ms. Elliott is a member of the Board of Directors of Whirlpool Corporation, which manufactures a wide array of kitchen and other products, some of which are purchased by the Company at market rates for resale in the ordinary course of business. Ms. Elliott is also a member of the Board of Directors of Imperva, Inc., which provides some of the Company’s firewall technology either through a third party or directly, at terms and pricing generally available to Imperva customers.

•	The Company leases 15 stores (or less than 1% of the Company’s total stores) from Equity One, Inc. (or its affiliates), on whose Board of Directors Mr. Heller serves. The rental income from these stores represents approximately 2.3% of the total annual minimum rent received by Equity One.

As the Board determined, in each case, that the relationships and the amounts involved were immaterial, the Board does not believe that the relationships or transactions might reasonably impair the ability of the directors to act in the shareholders’ best interests.

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PROPOSAL 1—ELECTION OF DIRECTORS

Committees of the Board of Directors

The Board has established standing committees to assist with performance of its responsibilities. These include: Audit, Compensation, and Nominating and Corporate Governance Committees. The Board has adopted written charters for each of these committees. The charters are available in the Investor Relations section of the Company’s website at www.bedbathandbeyond.com. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are considered independent pursuant to applicable Securities and Exchange Commission (‘‘SEC’’) and NASDAQ rules, and all members of the Compensation Committee meet the “outside directors” requirements for purposes of applicable tax law.

AUDIT

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (i) overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, and (ii) reviewing the financial reports and other financial information provided by the Company to the public. In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their annual audit and reviewing the Company’s internal accounting controls. The Audit Committee held six meetings during fiscal 2015. The current members of the Committee are Messrs. Barshay, Gaston and Heller. The Board of Directors has determined that Mr. Heller is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

COMPENSATION

The Compensation Committee assists the Board by (i) considering and determining all matters relating to the compensation of the Company’s Co-Chairmen, CEO and other executive officers (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such other key executives as the Committee shall determine; (ii) administering and functioning as the Committee that is authorized to make grants and awards of equity compensation to executive officers and such other key executives as the Committee shall determine under the Company’s equity compensation plans; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration. The Committee has the authority to engage consultants and other advisors. The Compensation Committee held ten meetings during fiscal 2015. The current members of the Committee are Messrs. Adler and Barshay and Ms. Morrison.

NOMINATING AND CORPORATE GOVERNANCE

The Nominating and Corporate Governance Committee assists the Board by (i) reviewing and recommending changes in certain policies regarding the nomination of directors to the Board for its approval; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the Board’s selection nominees to fill positions on the Board; and (iv) recommending changes in the Company’s corporate governance policies to the Board for its approval. The Committee also oversees Board and management succession planning. The Committee’s policy is to identify potential nominees based on properly submitted suggestions from any source and has established procedures to do so. In addition, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate. The Nominating and Corporate Governance Committee also has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees. Shareholders wishing to propose a director candidate for nomination must provide timely notice of such nomination in accordance with the Company’s Amended By-Laws. The Nominating and Corporate Governance Committee held one meeting during fiscal 2015. The current members of the Committee are Messrs. Adler and Eppler and Ms. Morrison.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was (i) during fiscal 2015, an officer or employee of the Company or any of its subsidiaries or (ii) formerly an officer of the Company or any of its subsidiaries.

None of our executive officers currently serves, or in fiscal 2015 has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

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PROPOSAL 1—ELECTION OF DIRECTORS

Governance Guidelines and Policies; Additional Information

The Board has adopted Corporate Governance Guidelines that are available in the Investor Relations section of the Company’s website at www.bedbathandbeyond.com, where you may also find the Company’s policies on director attendance at the Annual Meeting and how shareholders can communicate with the Board of Directors. In addition, the Board has adopted a Policy of Ethical Standards for Business Conduct that applies to all directors and employees. This Policy also can be found in the Investor Relations section of the Company’s website noted above. The Company intends to post on this website any amendments to, or waivers from, the Code of Ethics that applies to the principal executive officer, financial officer and accounting officer.

The Company maintains directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide indemnification. This coverage is from June 1, 2015 through June 1, 2016, at a total cost of approximately $251,000. The primary carrier is Arch Insurance Company. Although no assurances can be provided, the Company intends to obtain similar coverage from June 1, 2016 through June 1, 2017.

Compensation of Directors

The Director Compensation Table provides compensation information for each member of our Board of Directors during fiscal 2015, other than Warren Eisenberg, Leonard Feinstein and Steven H. Temares, each of whom is a Named Executive Officer of the Company and none of whom received any additional compensation for his service as a director of the Company.

Annual director fees for fiscal 2015 were $100,000. In addition, directors serving on standing committees of the Board of Directors were paid as follows: an additional $10,000 for Audit Committee members, an additional $7,500 for Compensation Committee members, and (other than for the Lead Director) an additional $5,000 for Nominating and Corporate Governance Committee members. The Lead Director received an additional $15,000 for acting in that capacity. Director fees are paid on a quarterly basis. Directors have the right to elect to receive all or 50% of their fees in stock. In addition to the fees above, each director received a grant of restricted stock under the Company’s 2012 Incentive Compensation Plan with a fair market value equal to $90,000 on the date of the Company’s 2015 Annual Meeting of Shareholders (calculated based on the average of the high and low trading prices on such date). Such restricted stock vested on the last day of fiscal 2015.

As described more fully below, the following table summarizes the annual compensation for the non-employee directors as members of our Board of Directors during fiscal 2015.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Total ($)
Dean S. Adler	112,500	(1)	90,000	202,500
Stanley F. Barshay	117,500		90,000	207,500
Geraldine T. Eilliott	100,000		90,000	190,000
Klaus Eppler	115,000		90,000	205,000
Patrick R. Gaston	110,000	(3)	90,000	200,000
Jordan Heller	110,000		90,000	200,000
Victoria A. Morrison	112,500		90,000	202,500

(1)	This director fee was paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) based on the fair market value per share on the second business day following the announcement of the Company’s financial results for its fiscal third quarter, which was $46.23 per share, the average of the high and low trading prices on January 11, 2016.

(2)	Represents the value of 1,296 restricted shares of common stock of the Company granted under the Company’s 2012 Incentive Compensation Plan at fair market value on the date of the Company’s 2015 Annual Meeting of Shareholders ($69.47 per share, the average of the high and low trading prices on July 2, 2015), such restricted stock to vest on the last day of the fiscal year of grant provided that the director remains in office until the last day of the fiscal year. No stock awards were outstanding for each director as of February 27, 2016.

(3)	Fifty percent of this director fee was paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) as described in footnote (1).

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PROPOSAL 1—ELECTION OF DIRECTORS

Risk Oversight

As part of its oversight responsibility, the Board receives at least annually a report on the material risks facing the Company, which risks are identified through the Company’s Enterprise Risk Management (“ERM”) process. This report is presented to the Board by a committee of key executives representing legal, compliance, finance and internal audit, and results from a formal process where members of the committee meet with executives of each principal business function to identify and assess the significant risks in each such business function’s areas of responsibility. The committee then analyzes with those executives what risk mitigation efforts are or should be in place to eliminate or reduce such risks to acceptable levels, where possible, and then engages on these matters with the full Board of Directors. In the annual ERM report, areas of risk and mitigation efforts reviewed with the full Board in furtherance of its oversight responsibilities generally include: general business risks, such as economic forces, competition and weather; employment-related risks, such as recruitment and retention, succession, labor costs and associate relations; data security risks with respect to Company, associate and customer data; compliance risks associated with the range of legal, accounting, tax, and financial reporting systems under which the Company operates; supply chain risks, including disruption arising from political instability or labor disturbances, supplier financial stability and legal compliance; and compliance with a variety of product, labor, social, and environmental standards. The Board is updated on certain risks more frequently than annually, upon request or as developments warrant.

The ERM process and report to the Company’s Board of Directors also informs the more detailed Risk Factor disclosure in the Company’s annual report on Form 10-K, filed with the Securities & Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR

THE ELECTION OF THE TEN NOMINEES AS DIRECTORS.

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PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF AUDITORS FOR FISCAL 2016

Appointment of KPMG LLP

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2016, subject to ratification by our shareholders. The Company’s auditors have been KPMG LLP for every year that it has been a public company. The Audit Committee and the Board of Directors believe that the continued retention of KPMG LLP as our independent registered public accounting firm is in the best interest of the Company and our shareholders.

Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

Fees Paid to KPMG LLP for Services and Products

The Audit Committee is responsible for the approval of the audit fee associated with the Company’s retention of KPMG LLP. The fees incurred by the Company for professional services rendered by and products purchased from KPMG LLP for fiscal 2015 and the fiscal year ended February 28, 2015 (“fiscal 2014”) were as follows:

	2015	2014
Audit Fees	$1,214,000	$1,214,000
Audit-Related Fees	—	86,000
Tax Fees	61,000	81,000
All Other Fees	3,000	3,000

	$1,278,000	$1,384,000

In fiscal 2015 and fiscal 2014, in accordance with the SEC’s definitions and rules, “Audit Fees” included fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements and the quarterly reviews of the financial statements included in its Form 10-Q filings. In fiscal 2014, “Audit-Related Fees” included fees for procedures required due to a Form S-3 registration statement and for a review of the accounting for the accelerated share repurchase program. In fiscal 2015 and fiscal 2014, “Tax Fees” included fees associated with tax planning, tax compliance (including review of tax returns) and tax advice (including tax audit assistance). The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining KPMG LLP’s independence. In addition to fees for audit and non-audit services, in fiscal 2015 and 2014, the Company paid a subscription fee for a KPMG sponsored research product, reflected above in “All Other Fees.”

Pre-Approval Policies and Procedures

In accordance with the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by its outside auditor. To the extent permitted by applicable laws, regulations and NASDAQ rules, the Committee may delegate pre-approval of audit and non-audit services to one or more members of the Committee. Such member(s) must then report to the full Committee at its next scheduled meeting if such member(s) pre-approved any audit or non-audit services.

In fiscal 2015 and fiscal 2014, all (100%) audit and non-audit services were pre-approved in accordance with the Audit Committee charter.

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PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF AUDITORS FOR FISCAL 2016

Audit Committee Report for the Year Ended February 27, 2016

The Board of Directors has determined that the membership of the Audit Committee meets the SEC and NASDAQ independence and experience requirements. The Board of Directors has also determined that Mr. Heller qualifies as an “audit committee financial expert.”

The Audit Committee discussed the auditors’ review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company’s quarterly reports with the SEC; the Audit Committee also met and held discussions with management and the independent auditors with respect to the audited year-end financial statements.

Further, the Audit Committee discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, ‘‘Communications with Audit Committees,’’ received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. The Committee also discussed with the auditors and the Company’s financial management matters related to the Company’s internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended February 27, 2016, filed with the SEC on April 26, 2016.

This audit committee report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the SEC.

AUDIT COMMITTEE

Stanley F. Barshay

Patrick R. Gaston

Jordan Heller

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2016.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, the Company is providing its shareholders the opportunity to cast an advisory vote on the compensation of its named executive officers for fiscal 2015. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on named executive officers’ compensation.

The Board of Directors recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers for fiscal 2015, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program, values the opinions expressed by shareholders in the Compensation Committee’s ongoing engagement, discussed below, and considers the views provided by shareholders when making future compensation decisions for named executive officers. The affirmative vote of the holders of a majority of the votes cast by our shareholders in person or represented by proxy and entitled to vote is required to approve this proposal.

The following Compensation Discussion & Analysis referenced in the Compensation Committee report is intended to provide additional information and detail for your consideration of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR

THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE

COMPANY’S NAMED EXECUTIVE OFFICERS FOR FISCAL 2015 AS DISCLOSED IN

THIS PROXY STATEMENT.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2015 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the fiscal year 2015 Compensation Committee:

COMPENSATION COMMITTEE

Dean S. Adler

Stanley F. Barshay

Victoria A. Morrison

Compensation Discussion & Analysis (CD&A)

Introduction

In this section, we describe our executive compensation philosophy and program that we have implemented to support our strategic objectives and serve the long-term interests of our shareholders. We also discuss how our principal executive officer, principal financial officer, and certain other Named Executive Officers (our NEOs) were compensated in fiscal 2015 and describe how their compensation fits within our executive compensation philosophy. Finally, we discuss changes made to our executive compensation structure for 2016 after consideration of input from our shareholders, with the purpose of better aligning performance goals with our long-term strategy.

This CD&A is organized as follows:

•	Executive Summary (page 18), including our executive compensation philosophy and objectives, an overview of our strategy, some highlights of our fiscal 2015 operational and financial performance.

•	Say on Pay Results and Shareholder Outreach (page 21) presents a summary of our 2015 advisory vote on executive compensation and our efforts to engage with shareholders to better understand their interests, concerns and suggestions.

•	Fiscal 2016 Executive Compensation Program Decisions (page 22) describes modifications to our executive compensation program, based in part on input from shareholders and adopted to even better align the performance goals with our long-term strategy.

•	Methodology for Determining Executive Compensation (page 24) explains our compensation design process, the elements of our NEO compensation packages, which are heavily weighted toward performance-based compensation and provides a review of the senior executive compensation for fiscal 2015, including other benefits and considerations.

•	Fiscal 2015 Performance Goals and Performance (page 29) describes the fiscal 2015 performance goals under our long-term incentive program, our performance compared to those goals, and the resulting NEO incentive payouts for fiscal 2015.

Executive Summary/Executive Compensation Philosophy and Objectives

Our compensation programs are determined by the Compensation Committee of the Board of Directors, with the assistance of an independent consultant. The primary objectives of the Company’s executive officer compensation program are to:

•	Align rewards with performance that enhances shareholder value by heavily weighting compensation with equity;

•	Retain an executive team that drives the long-term success of the Company;

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

•	Support the Company’s strong team orientation;

•	Attract additional talented executives as required, and encourage high-potential team players to build a career at the Company; and

•	Provide financial rewards and incentives that are competitive with other organizations and fair to employees and shareholders.

The Company believes that its compensation policies, plans and programs have no material adverse effect on the Company’s enterprise risk.

The Company believes that a key factor in its success to date has been the stability of its executive team. The average tenure of our NEOs is approximately 33 years, which has created a very cohesive executive team, led by our CEO Steven Temares, which has deep knowledge of the Company as well as the depth and breadth of experience to navigate the ever-evolving and dramatically changing retail landscape. The assembly and retention of this executive team and its team-based approach has also contributed to the Company’s strong corporate culture to think long-term and do whatever it takes to satisfy a customer. To that end, the Company’s policy is to seek, whenever possible, at all levels, to promote from within and to make compensation program changes gradually in order to compensate executives in a manner designed to promote the long-term success of the organization as well as to maintain a level of stability. Compensation heavily weighted toward equity awards that vest over four or five years also supports such stability.

The Company’s compensation programs do not include annual cash bonuses and allocate the majority of each executive’s compensation to long-term equity awards and performance-based compensation. The Compensation Committee firmly believes that annual cash bonuses promote short-term thinking and are in direct contrast to the Bed Bath & Beyond culture which is rooted in a commitment to customer service and a desire to achieve long-term success. The Committee believes that paying a fair base salary and putting all other compensation in the form of long-term equity awards and performance-based compensation creates alignment with the Company’s and shareholders’ goal of incenting management to continue to enhance shareholder value over the long term.

The increased pace of change in the retail environment over the past several years has been fueled by advancing technologies that are impacting the way consumers are able to make shopping decisions and purchase products and services. At the same time, our Company has been driving change—across our organization—through significant investments in our people as well as Information Technology, Digital and Mobile capabilities, Analytics, Pricing, Merchandising, Marketing, Store Operations, Customer Service, Real Estate as well as our Supply Chain network.

The Compensation Committee recognizes the significant transformation occurring within the Company and the level of fortitude and expertise required to create the right balance between achieving positive results in the near-term, and investing for long-term success. We have great confidence in our executive team and their ability to further strengthen and position Bed Bath & Beyond as a world-class omnichannel retailer.

Our Strategy

The retail environment continues to change dramatically as advancing technologies transform the way consumers shop for merchandise both online and in-store. The evolution of omnichannel retailing presents a great opportunity to provide a more seamless and personalized shopping experience for customers.

Over the past few years, Bed Bath & Beyond has driven change throughout our organization to capitalize on advancing technologies and to strengthen our business as a world-class omnichannel retailer. We have made tremendous progress in the transformation of our Company to better serve our customers in an ever-evolving digital world. At the same time, our strategy remains rooted in our customer-centric culture and commitment to customer service, supported by significant investments to strengthen our foundation for future growth:

•	To do more for and with our customers wherever, whenever and however they wish to interact with us;

•	To provide our customers a seamless experience whether they interact with us in a store, through one of our contact centers, on a desktop or tablet, smartphone or through social media;

•	To be viewed as the expert for the home, including the accompanying life stages that make a house a home, and to become the destination for our customers’ needs and wants as they express their life interests and travel through their life stages; all through the expanding and differentiated products, services and solutions we offer; and

•	To enhance our ability to achieve these objectives through an ongoing commitment to world class information technology, comprehensive analytics and targeted marketing and communications.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

We recognize that the investments we are making impact our operating profit in the short term. However, this multi-year investment cycle, including fiscal 2015, has produced meaningful change across many key areas of our business including Information Technology, Digital and Mobile capabilities, Analytics, Pricing, Merchandising, Marketing, Store Operations, Customer Service, Real Estate as well as our Supply Chain network.

We believe that our foundation has never been stronger than it is today, including the quality of our people, our merchandise assortments and our technologies. We remain steadfast in making the right investments to position our Company for long-term success. We are excited about the opportunities that will enable us to continue to do more for and with our customers and to strengthen our business as a world-class omnichannel retailer.

Our fiscal 2015 financial performance reflects the benefit of the significant investments in our business, steady progress on our strategic initiatives, and the return of $1.1 billion to our shareholders through share repurchase.

This is an exciting time for Bed Bath & Beyond. We are confident that we are making the right investments to position our Company for long-term profitable growth, and to further enhance shareholder value. To that end, subsequent to fiscal 2015, our Board of Directors authorized a quarterly dividend program that will commence in fiscal 2016. Our Board took this action in recognition of the Company’s strong cash flow generation and confidence in our business, as well as to provide a more balanced approach to returning value to shareholders. In addition to the dividend, the Company will continue to repurchase shares under our current $2.5 billion authorization, subject to business and market conditions.

Our Performance

During fiscal 2015, we made steady progress on our strategic initiatives, including significant investments in our people, technology, physical and digital channels and supply chain, to further strengthen our foundation for future growth.

Select operational highlights:

•	Continued to expand, differentiate and improve our merchandise and related services and solutions.

•	Developed enhanced analytics capabilities, including sophisticated, predictive modeling to drive a more personalized targeted marketing strategy.

•	Introduced new services and experiences such as online appointment scheduling for registry and a new virtual coupon wallet called My Offers, which organizes and stores print and digital coupons so customers can access and redeem them conveniently online or in-store.

•	Continued development of our new Point-of-Sale system, including both hardware and software elements. The new system—to be piloted in fiscal 2016—will provide a more efficient customer check out process by automating many manual processes, as well as greatly enhancing our promotional capabilities.

•	Progressed development of our Liberty View project in Brooklyn, a unique shopping venue which will house four of our concepts and provide a more experiential shopping environment.

•	Opened a new Customer Contact Center in Layton, Utah to enhance our 24/7 customer support.

•	Expanded our supply chain network, including a new distribution facility in Las Vegas, Nevada, to provide more flexible fulfillment options and support anticipated growth across all of our channels.

•	Upgraded our proprietary internal Web-based platform, The Beyond Store, and integrated it with our Bed Bath & Beyond and buybuy BABY selling websites and mobile channels, to enable our associates to better service our customers in creating web orders, comparing products, and reading product reviews.

Select financial highlights:

•	Net sales of $12.1 billion increased approximately 1.9% or approximately 2.3% on a constant currency basis.

•	Comparable sales increased approximately 1%, or approximately 1.4% on a constant currency basis.

•	Comparable sales consummated through customer facing online websites and mobile applications increased in excess of 25%.

•	Diluted EPS of $5.10, including $0.06 of net benefits from certain non-recurring items, including a favorable state audit settlement.

•	Generated $1.0 billion in net cash from operations and returned $1.1 billion to shareholders through share repurchase.

•	Subsequent to fiscal 2015, announced Board authorization of a quarterly dividend program, which will commence in fiscal 2016.

For more information regarding our fiscal 2015 financial performance, see our Annual Report on Form 10-K for fiscal 2015 filed with the SEC on April 26, 2016.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Say on Pay Results and Shareholder Outreach

Over the past several years we have expanded our shareholder outreach program. The feedback received through our engagement efforts led us to make initial changes to our executive compensation program in 2014, which were announced prior to the Annual Meeting of Shareholders in July 2014 and included in our 2014 Proxy Statement. The program remained consistent in fiscal 2015. While this engagement and enhanced disclosure was generally well received by our shareholders, the advisory vote on our executive compensation at our 2015 Annual Meeting of Shareholders was below expectations, with approximately 35% of votes cast in favor, down from 72% support the prior year.

Since that time, we have continued to engage with our shareholders to discuss various compensation and governance matters:

•	Contacted top twenty-five shareholders representing approximately 68% of the total shares outstanding (as of March 26, 2016).

•	Representatives of the Compensation Committee, along with the Co-Chairmen and management, met in person with nine institutional shareholders representing approximately 31% of the total outstanding shares, as well as held conversations with a leading proxy advisory firm.

•	Representatives of the Compensation Committee and management spoke with an additional six institutional shareholders by phone, representing approximately 18% of the total outstanding shares.

•	In these meetings, our shareholders expressed a wide range of viewpoints relating to compensation and governance practices. This engagement process was very informative and productive.

Key feedback included the following:

Shareholder Feedback	Our Responses
Concerns regarding magnitude of CEO pay

Following our shareholder engagement after the 2015 Annual Meeting and after consideration of the issues discussed with our shareholders, the Compensation Committee approved the following actions with respect to our CEO compensation in 2016:

	•	No salary increase for our CEO, marking third consecutive year.

	•	Reduced CEO target compensation from $19.6 million to $16.9 million, or by approximately 14%.

	•	In addition, the Compensation Committee enhanced the rigor of and amended our PSU compensation performance goals applicable to our CEO and other senior executives as described in this chart below.
Concerns regarding rigor of performance goals

Payouts tied to PSU performance goals are contingent upon achievement of various levels of Earnings Before Interest and Taxes (EBIT) margin and Return on Invested Capital (ROIC) as well as the continued performance of service by the executives. After consideration of shareholder feedback, the Compensation Committee has enhanced the rigor of and amended these performance goals for fiscal 2016 by:

	•	Adjusting the weighting of one-year and three-year performance goals from 75/25 to 50/50, respectively, increasing the weighting of the three-year goal.

	•	Applying a more strict achievement threshold for PSUs subject to the three-year performance goal by increasing the achievement percentage from 80-164% to 100-144%, to earn 100% payment.

	•	Applying a Total Shareholder Return (TSR) “Regulator” to achievement thresholds of each performance goal, capping PSU awards at 100% of the target if the Company’s TSR over the performance period is negative.

	•	Adjusting the vesting periods for PSUs to maintain a rate of equal vesting over four years, if performance goals are met.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Shareholder Feedback	Our Responses
Suggestion to better articulate our business strategy and linkage to executive compensation program	In 2016, we significantly expanded our disclosure regarding our investment strategy to become a world-class omnichannel retailer and the progress we have made in transforming our business over the past several years. We believe that a combination of a one-year performance goal based on EBIT margin and a three-year goal based on ROIC, in each case relative to a retail industry peer group, are appropriate to support this long-term strategy. A performance goal based on EBIT margin incentivizes short-term fiscal discipline as these investments are being made, while a performance goal based on ROIC measures how these investments are returning value to the enterprise over the long term.

Suggestion to better articulate our philosophy regarding cash bonuses	The Compensation Committee firmly believes that annual cash bonuses promote short-term thinking and are in direct contrast to the Bed Bath & Beyond culture which is rooted in a commitment to customer service and a desire to achieve long-term success. The Committee believes that paying a fair base salary and putting all other compensation in the form of long-term equity awards and performance-based compensation creates alignment with the Company’s and shareholders’ goal of incenting management to continue to enhance shareholder value over the long term.

The Compensation Committee will continue to actively engage with shareholders to discuss various compensation and governance matters and will consider their feedback in any future changes to the Company’s executive compensation program.

Fiscal 2016 Executive Compensation Program Decisions

The Compensation Committee continues to believe that a combination of Performance Stock Units (including an EBIT performance metric requiring fiscal discipline in a short-term one-year period with vesting that extends over two years, and an ROIC performance metric that measures the return on the investments being made to address a rapidly changing industry over a three-year period with vesting after years three and four), together with stock options vesting over three or five years, appropriately aligns the compensation program with both the short- and long-term interests of the Company’s shareholders.

Subsequent to the recent shareholder engagement efforts and in discussion with the full Board of Directors, the Compensation Committee made further changes to the Company’s executive compensation program for fiscal 2016, building on changes made during the prior two years. The Compensation Committee believes these changes further strengthen the direct link between pay and performance.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Summary of Executive Compensation and Relevant Governance Changes

In furtherance of the objectives of aligning compensation awards with performance, while retaining an executive team that drives the long-term success of the Company, the Compensation Committee has made significant changes to the Company’s executive officer compensation program over the last three years.

FY 2016
• No increase in base salary of the Company’s CEO (third consecutive year of no increase in CEO base pay) and Co-Chairmen.
• Reduced CEO target compensation from $19.6 million to $16.9 million, or by approximately 14%.
• Enhanced the rigor of and amended our Performance Stock Unit (PSU) performance-based equity plan as follows:
¡ Adjusted weighting of one-year and three-year performance goals from 75/25 to 50/50, respectively, increasing the weighting of the three-year goal.
¡ Applied a more strict achievement threshold for PSUs subject to the three-year performance goal by increasing the achievement percentage from 80-164% to 100-144%, to earn 100% payment.
¡

Applied a Total Shareholder Return (TSR) “Regulator” to achievement thresholds of each performance goal, capping PSU awards at 100% of the target if the Company’s TSR over the performance period is negative.

¡ Adjusted the vesting periods for PSUs to maintain a rate of equal vesting over four years, if performance goals are met.
• Maintained practice of not awarding cash bonuses.

FY 2015
• CEO annual base salary amount remained unchanged since 2014 (second consecutive year of no increase).
FY 2014

• The Company significantly redesigned its 2014 equity incentive program for the Named Executive Officers, with a view toward further strengthening the direct link between pay and performance and providing performance metrics that are fundamental to the business and aligned with shareholder value creation.

• The features of the program for fiscal 2014 included the following:
¡	No increase in base salary for the Company’s CEO or Co-Chairmen. The Company also maintained its practice of not awarding cash bonuses.
¡	A revised performance-based equity plan with the following components:
▪

One-year performance goal based upon EBIT margin relative to a retail industry peer group, under which awards vest in three equal annual installments from date of grant. The Compensation Committee believed it appropriate to set a target based upon EBIT margin when compared to a retail industry peer group, to incentivize continued operational and fiscal discipline as management executes against the Company’s strategic goals.

▪

Three-year performance goal based upon ROIC relative to a retail industry peer group, under which awards vest four years after grant. The Compensation Committee believed that, as a relative measure compared to a retail industry peer group, ROIC over a three-year period provides a suitable metric to measure how the Company’s investments are returning value to the enterprise.

¡

Awards of stock options, which were intended to be valued at no more than one-third of total performance-based equity, vesting over a five-year period (three years for the Co-Chairmen). The Compensation Committee believed stock options provide further incentives aligned with the long-term interests of shareholders.

• In addition, the Board of Directors adopted the following:
¡	Stock ownership guidelines that require the Company’s CEO and each outside director to hold the Company’s common stock with a value of at least $6,000,000 and $300,000, respectively.
¡	Restrictions on engaging in hedging transactions involving the Company’s common stock and on pledging such common stock, in each case, by the Company’s directors and executive officers.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Below is a summary of our executive compensation practices that we have implemented to drive performance, as well as practices we avoid because we do not believe they serve investors’ long-term interests.

What We Do

Provide a majority of pay in equity and performance-based compensation.	Use an independent compensation consulting firm, which provides no other services to Bed Bath & Beyond, and independent counsel.

Pay for performance based on measurable goals tied to Company strategy.	Engage in shareholder outreach.

Apply multi-year vesting to equity awards.	Require significant stock ownership for CEO and each outside director with a value of at least $6,000,000 and $300,000, respectively.

Include caps on individual payouts in incentive plans.	Subject incentive pay to compensation recovery “claw-back” policy.

Conduct an annual advisory vote on executive compensation.	Limit outside board memberships.

Have a lead director and a high proportion of independent directors.
What We Don’t Do

Design compensation programs using cash bonuses, to avoid short-termism.	Have excessive perquisites, or allow tax gross-ups for perquisites or upon a change in control.

Allow hedging and unrestricted pledging of the Company’s securities.	Allow re-pricing of stock options.

Methodology for Determining Executive Compensation

The Compensation Committee has engaged the services of an independent compensation consultant, retaining Arthur J. Gallagher & Co. Human Resources & Compensation Consulting Practice (Gallagher) or its predecessor to conduct a compensation review for the Named Executive Officers and certain other executives. Gallagher has not served the Company in any other capacity except as consultants to the Compensation Committee. The Compensation and the Nominating and Corporate Governance Committees also receive advice and assistance from the law firm of Chadbourne & Parke LLP, which has acted as counsel only to the Company’s independent directors and its Board committees. The Compensation Committee has concluded that no conflict of interest exists that prevents Gallagher or Chadbourne from being independent advisors to the Compensation Committee.

The Compensation Committee charter, which describes the Compensation Committee’s function, responsibilities and duties, is available on the Company’s website at www.bedbathandbeyond.com under the Investor Relations section. The Compensation Committee consists of three independent members of our Board of Directors. The Compensation Committee meets on a regular basis and met 10 times in fiscal 2015.

Under the direction of the Compensation Committee, the compensation review included a peer group competitive market review of executive compensation and total compensation recommendations by Gallagher. The peer group developed by Gallagher, agreed upon by the Compensation Committee and upon which Gallagher based its recommendations for fiscal 2015 compensation, consisted of 19 retail companies of a size range in revenue and net income relatively closely aligned with the Company’s revenue and net income. The peer group remained the same from fiscal 2014 to fiscal 2015.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

The 19 company peer group consisted of the following companies at the time of the analysis:

Advance Auto Parts, Inc.	L Brands, Inc.
AutoZone, Inc.	Macy’s, Inc.
Dick’s Sporting Goods, Inc.	Nordstrom, Inc.
Dillard’s, Inc.	O’Reilly Automotive, Inc.
Dollar General Corporation	PetSmart, Inc.
Family Dollar Stores, Inc.	Ross Stores, Inc.
Foot Locker, Inc.	Staples, Inc.
GameStop Corp.	Starbucks Corporation
The Gap, Inc.	The TJX Companies, Inc.
Kohl’s Corporation

Gallagher conducted a compensation review for all executive officers, including the Named Executive Officers, and for certain other key executives. Gallagher benchmarked the Named Executive Officers total compensation and separately their cash compensation against data from the 19 company peer group. Gallagher also assisted the Compensation Committee in determining the targets and other provisions, for the one-year and three-year performance goals. With respect to grants of PSUs, the Compensation Committee, with assistance from Gallagher, adopted a wider peer group of 47 retail companies against which the performance goals will be measured. This larger peer group includes 18 of the 19 company benchmarking peer group described above and was created to establish a larger, more stable statistical base over the duration of the performance periods.

The compensation approved by the Compensation Committee for each of Messrs. Eisenberg, Feinstein and Temares for fiscal 2015 was determined by the Compensation Committee taking into account recommendations of and certain data received from Gallagher. The compensation approved by the Compensation Committee for the Named Executive Officers for fiscal 2015, other than the Co-Chairmen and Mr. Temares, was determined by the Compensation Committee, taking into account the recommendations of the Co-Chairmen, Chief Executive Officer and Gallagher and certain data the Compensation Committee received from Gallagher. No executive was present during voting or deliberations with respect to matters relating to such executive’s compensation.

Based on the recommendations and data from Gallagher, and in light of the Company’s financial results for fiscal 2014, the growth in the size and scope of the Company, the strategic investments being made to position the Company for long-term growth, its relative performance in its industry and other factors, the Compensation Committee determined that the Named Executive Officers of the Company should receive the total compensation packages for fiscal 2015, as described below.

Elements of Compensation

The Company seeks to provide total compensation packages to its associates, including its Named Executive Officers, which implement its compensation philosophy. As described above, the Company places greater emphasis in the compensation packages for Named Executive Officers on equity incentive compensation than on cash compensation in order to align compensation more closely with long-term performance results and the creation of shareholder value. The Compensation Committee firmly believes that annual cash bonuses promote short-term thinking and are in direct contrast to the Bed Bath & Beyond culture which is rooted in a commitment to customer service and a desire to achieve long-term success.

The components of the Company’s compensation programs for its executive officers and certain other key executives are base salary, equity compensation (consisting of awards of PSUs and stock options), retirement and other benefits (consisting of health plans, a limited 401(k) plan match and a nonqualified deferred compensation plan) and very limited perquisites. Consistent with prior practice and the Company’s culture, the Company does not provide perquisites such as club memberships, company planes or retreats. For those perquisites provided, see the footnotes to the Summary Compensation Table on page 31.

Base Salary

The Company pays base salaries to provide its Named Executive Officers with current, regular compensation that is appropriate for their position, experience and responsibilities. Changes in base salary, if any, are generally effective in May of each fiscal year. The Company believes that total cash compensation levels for its Named Executive Officers are appropriate taking into consideration factors including that the Company does not pay annual cash bonuses.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Equity Compensation

PSUs

In early fiscal 2014, the Company significantly redesigned its equity incentive program for its Named Executive Officers and certain other key executives with a view toward creating an enhanced link between pay and performance, providing performance metrics fundamental to the business, and aligning with shareholder value creation. The redesigned program eliminated the prior performance test and created a new framework consisting of a one-year performance test based on EBIT margin relative to a peer group and a three-year performance test based on ROIC relative to such peer group. Payouts under the performance goals were contingent upon achievement of various levels of EBIT margin and ROIC as well as the continued performance of services by the executives. The 2014 and 2015 awards were in the form of PSUs, of which 75% were subject to the one-year EBIT margin goal and 25% were subject to the three-year ROIC goal (subsequently changed for fiscal 2016 to 50% for each of the one-year goal and three-year goal, increasing the weighting of the three-year goal). The Compensation Committee believed it appropriate to set a target based upon EBIT margin when compared to a retail industry peer group, to incentivize continued operational and fiscal discipline as management executes against the Company’s strategic goals. The Compensation Committee also believed that, as a relative measure compared to a retail industry peer group, ROIC over a three-year period provides a suitable metric to measure how the Company’s investments are returning value to the enterprise. The Compensation Committee believes that these goals are an appropriate measure of performance for companies in the retail industry and, specifically, for companies in the Company’s sector.

The following table sets forth the achievement ranges for the one-year relative EBIT margin goal and the three-year relative ROIC goal in place for fiscal 2015, together with the associated payout percentages and vesting schedule. As shown in the table, the awards range from a floor of zero to a cap of 150% of target achievement.

PSUs Subject to One-Year EBIT Goal for 2015 (75% Weighting)		PSUs Subject to Three-Year ROIC Goal for 2015 (25% Weighting)
Vesting : 1/3 year 1, 1/3 year 2, 1/3 year 3		Vesting : 100% year 4
Achievement Percentage (% of Peer Group Average)	Payment Percentage of Common Stock Underlying PSUs	Achievement Percentage (% of Peer Group Average)	Payment Percentage of Common Stock Underlying PSUs
200% or Greater	150%	180% or Greater	150%
185-199%	110%	165-179%	110%
125-184%	100%	80-164%	100%
100-124%	90%	70-79%	90%
80-99%	75%	60-69%	75%
70-79%	50%	50-59%	50%
60-69%	25%	40-49%	25%
<60%	0%	<40%	0%

The metrics with respect to each peer group member necessary to measure the performance criteria are based on data reported in the S&P Capital IQ Database to the extent publicly available, and to the extent such data is not publicly available, are based on information otherwise publicly available.

The PSUs are not transferable, cannot be pledged, assigned or otherwise disposed of and are subject to the terms of the Company’s 2012 Incentive Compensation Plan.

The overall approach to equity compensation in fiscal 2015 for all executive officers, including the Named Executive Officers, and for certain other executives was to combine the performance-based PSU awards with stock options. In determining the allocation between these two forms of equity awards, the Company considered the retention component and the role of the executive in the enhancement of shareholder value. For fiscal 2015, the Company allocated at least two-thirds of the value of equity compensation granted to all executive officers, including the Named Executive Officers, to PSU awards and no greater than one-third of such value to stock option awards. The vesting provisions relating to equity compensation have been and continue to be determined with a principal purpose of retaining the Company’s executives and key associates. The Company believes its equity compensation program promotes the long-term retention of its executives and key associates, including its Named Executive Officers and in large measure directly aligns compensation of its Named Executive Officers with Company performance.

The Company believes that the performance-based tests described above meet the standard for performance-based compensation under Section 162(m) of the Code, so that the PSU awards are intended to be deductible compensation by the Company for certain executives if their annual compensation exceeds $1 million.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Stock Options

Stock option awards are made in dollars (with the number of shares covered by the options determined by dividing the dollar amount of the grant by the Stock Option Fair Value, as defined below). The Compensation Committee believes that making stock option awards in dollar amounts rather than share amounts is advisable because making stock option awards in dollar amounts allows the Compensation Committee to align stock option awards with the value of the option grants. Awarding stock options in a fixed dollar amount also enables the Compensation Committee to more readily evaluate appropriate aggregate compensation amounts and percentage increases or decreases for executives, in comparison to making stock option awards in share amounts (the value of which varies depending on the trading price of the Company’s stock and other factors). In making the awards, the Compensation Committee considered the fair value of these options on the date of grant determined in accordance with Accounting Standards Codification Topic No. 718, “Compensation—Stock Compensation” (the Stock Option Fair Value).

Consistent with the Company’s historic practice, the stock options vest over time, subject, in general, to the Named Executive Officers remaining in the Company’s service on specified vesting dates.

Time Vested Restricted Stock

All executives (other than Named Executive Officers and other key executives whose compensation is determined by the Compensation Committee) and associates awarded incentive compensation receive grants consisting solely of restricted stock. Vesting of restricted stock awarded to these associates is based solely on time with no performance-based test.

All 2015 awards of equity compensation were made under the Company’s 2012 Incentive Compensation Plan approved by the Company’s shareholders, which is the only equity incentive plan under which the Company can currently make awards of equity compensation.

Senior Executive Compensation

The Compensation Committee reviews the compensation packages for the Chief Executive Officer, the other Named Executive Officers and the other senior executives believed to be the most important and influential in determining the continued success of the Company.

In the spring of 2015, when the Compensation Committee made its determinations relating to executive compensation for the Company’s Named Executive Officers for fiscal 2015, the Compensation Committee took into account, among other things, the following:

•	the Company’s net earnings per diluted share had increased to $5.07 for fiscal 2014 from $4.79 in the prior year;

•	the Company had returned approximately $2.251 billion to shareholders through share repurchases in fiscal year 2014; and

•	the Company had made capital expenditures exceeding $300 million in fiscal 2014, principally for strategic investments related to enhancing its omnichannel capabilities to further position the Company for continued growth and success in the ever-evolving retail environment, and operated approximately 1,500 stores.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

The following charts illustrate the average mix of target total direct compensation for Mr. Temares and for chief executive officers in the Company’s peer group for 2015:

Mr. Temares’ base salary did not increase in fiscal 2015, and remained at $3,967,500, which represented his entire cash compensation since the Company does not pay cash bonuses. Cash compensation for fiscal 2015 represented 20% of Mr. Temares’ total compensation.

Equity awards to Mr. Temares for fiscal 2015 consisted of $10,446,137 of PSUs (representing 147,222 PSUs) and $5,224,624 of stock options (representing 226,003 options). Approximately 80% of Mr. Temares’ cash and equity compensation for fiscal 2015 was dependent on Company performance and/or an increase in shareholder value.

As calculated in accordance with the Company’s stock ownership guidelines for the Company’s Chief Executive Officer, Mr. Temares held substantially more than the minimum $6,000,000 holding requirement. In setting the minimum holding requirement, the Compensation Committee considered the relative value of stock required to be held by CEOs within the peer group. It is important to note that Mr. Temares has not sold any post-tax restricted shares during his tenure with the Company.

For fiscal 2015, the base salaries for the Co-Chairmen did not increase and remained at $1,100,000 each, the same as they were for the previous nine years. Equity awards in 2015 for the Co-Chairmen did not increase and have remained in the same amount as they were for the previous four years (rounded to the next full share). The base salaries and equity awards of the other Named Executive Officers increased based upon several factors including increased responsibilities and in certain cases individual performance.

The stock options granted to the Chief Executive Officer and the other Named Executive Officers vest in five equal annual installments, while the stock options awarded to the Co-Chairmen vest in three equal annual installments. In each case, vesting commences on the first anniversary of the grant date and is also based on continued service to the Company.

In the view of the Compensation Committee, the fiscal 2015 compensation packages for the Chief Executive Officer, the Co-Chairmen, and the other Named Executive Officers, based on the Company’s growth and strong financial results in 2014, the strategic investments being made to position the Company for long-term growth, and based on the results and recommendations of Gallagher’s compensation review, were appropriate for a company with the revenues and earnings of the Company.

For further discussion related to equity grants to the Named Executive Officers in fiscal 2015, see the Potential Payments Upon Termination or Change in Control Table.

Other Benefits

The Company provides the Named Executive Officers with the same benefits offered to all other associates. The cost of these benefits constitutes a small percentage of each Named Executive Officer’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution to the Named Executive Officer’s 401(k) plan account, and the payment of a portion of the Named Executive Officer’s premiums for healthcare and basic life insurance.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

The Company has a nonqualified deferred compensation plan for the benefit of certain highly compensated associates, including the Named Executive Officers. The plan provides that a certain percentage of an associate’s contributions may be matched by the Company, subject to certain limitations. This matching contribution will vest over a specified period of time. See the Nonqualified Deferred Compensation Table.

The Company provides the Named Executive Officers with certain perquisites including tax preparation services and car service, in the case of Messrs. Eisenberg and Feinstein, and a car allowance, in the case of all Named Executive Officers, other than Ms. Lattmann. The Compensation Committee believes all such perquisites are reasonable and consistent with its overall objective of attracting and retaining our Named Executive Officers.

See the “All Other Compensation” column in the Summary Compensation Table for further information regarding these benefits and perquisites, and Potential Payments Upon Termination or Change in Control Table for information regarding termination and change in control payments and benefits.

Impact of Accounting and Tax Considerations

The Compensation Committee considers the accounting cost associated with equity compensation and the impact of Section 162(m) of the Code, which generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executives, subject to certain exceptions for performance-based compensation. Stock options and performance-based compensation granted to our Named Executive Officers are intended to satisfy the performance-based exception and be deductible. Base salary amounts in excess of $1 million are not deductible by the Company.

Policy on the Recovery of Incentive Compensation

In fiscal 2009, the Board adopted a policy as part of the Company’s corporate governance guidelines on the recovery of incentive compensation, commonly referred to as a “clawback policy,” applicable to the Company’s Named Executive Officers (as defined under Item 402(a)(3) of Regulation S-K). The policy appears in the Company’s Corporate Governance Guidelines, available in the Investor Relations section of the Company’s website at www.bedbathandbeyond.com. The Compensation Committee is monitoring the issuance of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to incentive compensation recoupment and will amend its policy to the extent necessary to comply with such Act.

Fiscal 2015 Performance Goals and Performance

The table below shows how we performed against the fiscal 2015 performance goals under our equity incentive program, which were set by the Compensation Committee in early fiscal 2015.

•	The one-year performance goal based on EBIT margin relative to a retail industry peer group earned 100% of the incentive target for each NEO.

Mean (average) EBIT for Peer Group Companies	7.28%
Bed Bath & Beyond	11.69%
Achievement Percentage	160.60%
Payment Percentage	100.00%

•	The three-year performance goal based on ROIC relative to such peer group will be measured at the end of fiscal 2017.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information concerning our executive officers as of May 6, 2016.

Name	Age	Position
Warren Eisenberg	85	Co-Chairman and Director
Leonard Feinstein	79	Co-Chairman and Director
Steven H. Temares	57	Chief Executive Officer and Director
Arthur Stark	61	President and Chief Merchandising Officer
Eugene A. Castagna	50	Chief Operating Officer
Susan E. Lattmann	48	Chief Financial Officer and Treasurer
Matthew Fiorilli	59	Senior Vice President—Stores

The biographies for Messrs. Eisenberg, Feinstein and Temares are set forth above under Election of Directors (Proposal 1). Biographies for our other executive officers are as follows:

Arthur Stark has been President and Chief Merchandising Officer since 2006. Mr. Stark has served as Chief Merchandising Officer since 1999 and was a Senior Vice President from 1999 to 2006. Mr. Stark joined the Company in 1977.

Eugene A. Castagna has been Chief Operating Officer since 2014. Mr. Castagna served as Chief Financial Officer and Treasurer from 2006 to 2014, as Assistant Treasurer from 2002 to 2006 and as Vice President—Finance from 2000 to 2006. Mr. Castagna joined the Company in 1994.

Susan E. Lattmann has been Chief Financial Officer and Treasurer since 2014. Ms. Lattmann served as Vice President—Finance from 2006 to 2014, as Vice President—Controller from 2001 to 2006 and as Controller from 2000 to 2001. Ms. Lattmann is a certified public accountant and joined the Company in 1996.

Matthew Fiorilli has been Senior Vice President—Stores since 1999. Mr. Fiorilli joined the Company in 1973.

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PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Compensation Tables

SUMMARY COMPENSATION TABLE FOR FISCAL 2015,

FISCAL 2014 AND FISCAL 2013

The following table sets forth information concerning the compensation of the Company’s Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Warren Eisenberg(4)(5) Co-Chairman	2015	1,100,000	1,500,060	500,008	—	147,887	3,247,955
	2014	1,100,000	1,500,025	500,010	—	145,635	3,245,670
	2013	1,100,000	1,500,023	500,019	—	153,138	3,253,180
Leonard Feinstein(6)(7) Co-Chairman	2015	1,100,000	1,500,060	500,008	—	165,878	3,265,946
	2014	1,100,000	1,500,025	500,010	—	160,213	3,260,248
	2013	1,100,000	1,500,023	500,019	—	163,564	3,263,606
Steven H. Temares(8)(9)(10) Chief Executive Officer	2015	3,967,500	10,446,137	5,224,624	(242,787)	14,194	19,409,668
	2014	3,967,500	9,712,323	4,856,147	556,242	23,828	19,116,040
	2013	3,867,981	6,750,034	6,750,011	1,753,736	22,993	19,144,755
Arthur Stark(11)(12) President and Chief Merchandising Officer	2015	1,770,769	1,675,035	600,015	—	15,112	4,060,931
	2014	1,670,769	1,550,022	600,012	—	14,699	3,835,502
	2013	1,568,846	1,450,064	600,014	—	14,352	3,633,276
Eugene A. Castagna(13)(14) Chief Operating Officer	2015	1,811,154	1,750,034	750,001	—	12,000	4,323,189
	2014	1,670,769	1,550,022	600,012	—	13,878	3,834,681
	2013	1,421,154	1,450,126	600,014	—	16,416	3,487,710
Susan E. Lattmann(15)(16) Chief Financial Officer and Treasurer	2015	871,154	900,064	400,002	—	8,262	2,179,482
	2014	730,769	750,013	300,006	—	7,955	1,788,743
	2013	534,908	300,058	—	—	7,820	842,786
Matthew Fiorilli(17)(18) Senior Vice President—Stores	2015	1,655,769	1,425,060	600,015	—	18,572	3,699,416
	2014	1,555,769	1,300,038	600,012	—	22,154	3,477,973
	2013	1,453,846	1,200,060	600,014	—	21,825	3,275,745

(1)	Except as otherwise described in this Summary Compensation Table, salaries to Named Executive Officers were paid in cash in fiscal 2015, fiscal 2014 and fiscal 2013, and increases in salary, if any, were effective in May of the fiscal year.

(2)	The value of stock awards and option awards represents their respective total fair value on the date of grant calculated in accordance with Accounting Standards Codification Topic No. 718, “Compensation—Stock Compensation” (“ASC 718”), without regard to the estimated forfeiture related to service-based vesting conditions. All assumptions made in the valuations are contained and described in footnote 12 to the Company’s financial statements in the Company’s Form 10-K for fiscal 2015. Stock awards and option awards are rounded up to the nearest whole share when converted from dollars to shares. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the Named Executive Officers.

(3)	The value of stock awards granted in fiscal 2015 and 2014 consists of performance stock unit (“PSU”) awards. Please see Compensation Discussion and Analysis for a description of the PSU awards. The one-year performance-based test for both fiscal 2015 and 2014 was met at the 100% target. The fair value of the PSU awards are reported at 100% of target, which is the estimated outcome of performance conditions associated with the PSU awards on the grant date. If the Company achieves the highest level of performance for the PSU awards, then the fair value of the PSU awards would be $2,250,125, $2,250,125, $15,669,206, $2,512,588, $2,625,051, $1,350,132 and $2,137,661 for Mr. Eisenberg, Mr. Feinstein, Mr. Temares, Mr. Stark, Mr. Castagna, Ms. Lattmann and Mr. Fiorilli, respectively. The value of stock awards granted in fiscal year 2013 consists of restricted stock. Except as described below, the vesting of restricted stock awards granted in fiscal 2013 depends on (i) the Company’s achievement of a performance-based test for the fiscal year of the grant, and (ii) assuming the performance-based test is met, time vesting, subject in general to the executive remaining in the Company’s service on specific vesting dates. The performance-based test for fiscal 2013 was met, and the fair value of such performance-based stock awards are reported at 100% of target, their maximum value assuming the highest level of performance. The vesting of restricted stock awards granted to Ms. Lattmann in fiscal 2013 and a portion of restricted stock awards granted to Mr. Castagna in fiscal 2013 are based solely on time vesting.

31

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

(4)	Salary for Mr. Eisenberg includes a deferral of $569,756, $550,000 and $546,504 for fiscal 2015, 2014 and 2013, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2015 is also reported in the Nonqualified Deferred Compensation Table below.

(5)	All Other Compensation for Mr. Eisenberg includes incremental costs to the Company for tax preparation services of $34,780, $31,625 and $42,950, car service of $81,598, $79,598 and $77,214 and car allowance of $23,559, $26,612 and $25,325, and an employer nonqualified deferred compensation plan matching contribution of $7,950, $7,800 and $7,650 for fiscal 2015, 2014 and 2013, respectively.

(6)	Salary for Mr. Feinstein includes a deferral of $591,009, $550,000 and $550,000 for fiscal 2015, 2014 and 2013, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2015 is also reported in the Nonqualified Deferred Compensation Table below.

(7)	All Other Compensation for Mr. Feinstein includes incremental costs to the Company for tax preparation services of $34,780, $31,625 and $42,950, car service of $87,982, $86,077 and $82,905 and car allowance of $35,166, $34,711 and $30,059 and an employer nonqualified deferred compensation plan matching contribution of $7,950, $7,800 and $7,650 for fiscal 2015, 2014 and 2013, respectively.

(8)	Salary for Mr. Temares includes a deferral of $42,000, $40,624 and $36,684 for fiscal 2015, 2014 and 2013, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2015 is also reported in the Nonqualified Deferred Compensation Table below.

(9)	The change in pension value for fiscal 2015, 2014 and 2013 is a result of the change in the actuarial present value of the benefits payable under the supplemental executive retirement benefit agreement with Mr. Temares, reflecting an increase in salary in fiscal 2013, and which is discussed more fully below. There was no cash payment as a result of this increase. See also “Potential Payments Upon Termination or Change in Control—Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann” below.

(10)	All Other Compensation for Mr. Temares includes incremental costs to the Company for car allowance of $6,244, $16,103 and $15,344 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,950, $7,725 and $7,649 for fiscal 2015, 2014 and 2013, respectively.

(11)	Salary for Mr. Stark includes a deferral of $10,192, $10,639 and $10,937 for fiscal 2015, 2014 and 2013, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2015 is also reported in the Nonqualified Deferred Compensation Table below.

(12)	All Other Compensation for Mr. Stark includes incremental costs to the Company for car allowance of $6,547, $6,995 and $6,702 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $8,565, $7,704 and $7,650 for fiscal 2015, 2014 and 2013, respectively.

(13)	Salary for Mr. Castagna includes a deferral of $180,538, $166,154 and $141,538 for fiscal 2015, 2014 and 2013, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2015 is also reported in the Nonqualified Deferred Compensation Table below.

(14)	All Other Compensation for Mr. Castagna includes incremental costs to the Company for car allowance of $3,500, $6,203 and $8,766 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $8,500, $7,675 and $7,650 for fiscal 2015, 2014 and 2013, respectively.

(15)	Salary for Ms. Lattmann includes a deferral of $36,731, $29,594 and $25,598 for fiscal 2015, 2014 and 2013, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2015 is also reported in the Nonqualified Deferred Compensation Table below.

(16)	All Other Compensation for Ms. Lattmann includes incremental costs to the Company for employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $8,262, $7,955 and $7,820 for fiscal 2015, 2014 and 2013, respectively.

(17)	Salary for Mr. Fiorilli includes a deferral of $33,038, $140,654 and $83,827 for fiscal 2015, 2014 and 2013, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2015 is also reported in the Nonqualified Deferred Compensation Table below.

(18)	All Other Compensation for Mr. Fiorilli includes incremental costs to the Company for car allowance of $10,622, $14,579 and $14,175 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,950, $7,575 and $7,650 for fiscal 2015, 2014 and 2013, respectively.

32

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

GRANTS OF PLAN BASED AWARDS

Grants of Stock Options and Performance Stock Units for Fiscal 2015

The following table sets forth information with respect to stock options granted and performance stock units awarded during fiscal 2015 to each of the Named Executive Officers under the Company’s 2012 Incentive Compensation Plan (the “2012 Plan”). The Company did not grant any non-equity incentive plan awards in fiscal 2015.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Market Price on Date of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold (1) (#)	Target (1) (#)	Maximum(1) (#)	Options (1) (#)	Awards (2) ($/Sh)	Grant ($/Sh)	Awards (3) ($)
Warren Eisenberg	5/11/15	0	21,141	31,712				$1,500,060
	5/11/15				21,629	$70.96	$70.30	$500,008
Leonard Feinstein	5/11/15	0	21,141	31,712				$1,500,060
	5/11/15				21,629	$70.96	$70.30	$500,008
Steven H. Temares	5/11/15	0	147,222	220,833				$10,446,137
	5/11/15				226,003	$70.96	$70.30	$5,224,624
Arthur Stark	5/11/15	0	23,607	35,411				$1,675,035
	5/11/15				25,955	$70.96	$70.30	$600,015
Eugene A. Castagna	5/11/15	0	24,664	36,996				$1,750,034
	5/11/15				32,443	$70.96	$70.30	$750,001
Susan E. Lattmann	5/11/15	0	12,685	19,028				$900,064
	5/11/15				17,303	$70.96	$70.30	$400,002
Matthew Fiorilli	5/11/15	0	20,084	30,127				$1,425,060
	5/11/15				25,955	$70.96	$70.30	$600,015

(1)	Number of shares when converted from dollars to shares, which number is rounded up to the nearest whole share.

(2)	The exercise price of option awards is the average of the high and low trading prices of the Company’s common stock on the date of grant.

(3)	Pursuant to the SEC rules, stock and option awards are valued in accordance with ASC 718. See footnote 2 to the Summary Compensation Table in this Proxy Statement.

Vesting of stock option awards depends on time vesting, subject in general to the executive remaining in the Company’s service on specific vesting dates. The options granted in fiscal 2015 to Messrs. Eisenberg and Feinstein vest in three equal installments starting on the first anniversary of the grant date. The options granted in fiscal 2015 to Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann vest in five equal installments starting on the first anniversary of the grant date. At the time of grant or thereafter, option awards and underlying shares of common stock are not transferable other than by will or the laws of descent and distribution, except as the Compensation Committee may permit.

Vesting of performance stock unit awards (“PSUs”) depends on (i) the Company’s achievement of a performance-based test during a one-year period from the date of grant and during a three-year period from the date of grant, and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company’s service on specified vesting dates. Performance during the one-year period is based on Earnings Before Interest and Taxes (“EBIT”) margin relative to a peer group of the Company comprising 47 companies. Upon achievement of the one-year performance-based test, the corresponding PSUs will vest annually in substantially equal installments over a three year period starting one year from the date of grant. Performance during the three-year period is based on Return on Invested Capital (“ROIC”) relative to such peer group. Upon achievement of the three-year performance-based test, the corresponding PSUs will vest on the fourth anniversary date of grant. The awards based on EBIT margin and ROIC are capped at 150% of target achievement, with a floor of zero. PSUs are converted into shares of common stock upon payment following vesting.

33

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information for each of the Named Executive Officers with respect to the value of all unexercised options, unvested restricted stock awards and unvested performance stock units as of February 27, 2016, the end of fiscal 2015.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Warren Eisenberg	81,367		—	$ 32.8700	5/12/16	38,977(7)	$ 1,909,483	27,157(13)	$ 1,330,421
	84,603		—	$ 28.3300	5/11/17
	29,326		—	$ 45.2000	5/10/18
	25,440		—	$ 56.1850	5/10/19
	21,682		—	$ 68.9100	5/10/20
	14,961		7,481(2)	$ 69.7750	5/10/21
	7,952		15,903(2)	$ 62.3400	5/12/22
	—		21,629(2)	$ 70.9550	5/11/23
Leonard Feinstein	29,326		—	$ 45.2000	5/10/18	38,977(7)	$ 1,909,483	27,157(13)	$ 1,330,421
	25,440		—	$ 56.1850	5/10/19
	21,682		—	$ 68.9100	5/10/20
	14,961		7,481(2)	$ 69.7750	5/10/21
	7,952		15,903(2)	$ 62.3400	5/12/22
	—		21,629(2)	$ 70.9550	5/11/23
Steven H. Temares	374,288	(19)	—	$ 32.8700	5/12/16	189,370(8)	$ 9,277,236	186,171(14)	$ 9,120,517
	296,109		—	$ 28.3300	5/11/17
	263,930		—	$ 45.2000	5/10/18
	203,520		50,880(3)	$ 56.1850	5/10/19
	149,608		99,739(3)	$ 68.9100	5/10/20
	121,182		181,774(3)	$ 69.7750	5/10/21
	46,336		185,346(3)	$ 62.3400	5/12/22
	—		226,003(3)	$ 70.9550	5/11/23
Arthur Stark	8,206		—	$ 32.8700	5/12/16	72,046(9)	$ 3,529,534	29,823(15)	$ 1,461,029
	8,933		8,933(4)	$ 28.3300	5/11/17
	32,101		—	$ 45.2000	5/10/18
	24,422		6,106(4)	$ 56.1850	5/10/19
	15,611		10,408(4)	$ 68.9100	5/10/20
	10,772		16,158(4)	$ 69.7750	5/10/21
	5,725		22,901(4)	$ 62.3400	5/12/22
	—		25,955(4)	$ 70.9550	5/11/23

34

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Eugene A. Castagna	8,933	8,933 (5)	$ 28.3300	5/11/17	62,558 (10)	$ 3,064,716	30,880 (16)	$ 1,512,811
	32,101	—	$ 45.2000	5/10/18
	24,422	6,106 (5)	$ 56.1850	5/10/19
	15,611	10,408 (5)	$ 68.9100	5/10/20
	10,772	16,158 (5)	$ 69.7750	5/10/21
	5,725	22,901 (5)	$ 62.3400	5/12/22
	—	32,443 (5)	$ 70.9550	5/11/23
Susan E. Lattmann	2,862	11,451 (6)	$ 62.3400	5/12/22	17,407 (11)	$ 852,769	15,693 (17)	$ 768,800
	—	17,303 (6)	$ 70.9550	5/11/23
Matthew Fiorilli	41,029	—	$ 32.8700	5/12/16	58,342 (12)	$ 2,858,175	25,298 (18)	$ 1,239,349
	35,731	8,933 (4)	$ 28.3300	5/11/17
	32,101	—	$ 45.2000	5/10/18
	24,422	6,106 (4)	$ 56.1850	5/10/19
	15,611	10,408 (4)	$ 68.9100	5/10/20
	10,772	16,158 (4)	$ 69.7750	5/10/21
	5,725	22,901 (4)	$ 62.3400	5/12/22
	—	25,955 (4)	$ 70.9550	5/11/23

(1)	Market value is based on the closing price of the Company’s common stock of $48.99 per share on February 26, 2016, the last trading day in fiscal 2015.

(2)	Messrs. Eisenberg and Feinstein’s unvested option awards are scheduled to vest as follows: (a) 7,481 on May 10, 2016, (b) 7,951 on May 12, 2016 and 7,952 on May 12, 2017 and (c) 7,210 on each of May 11, 2016 and 2018 and 7,209 on May 11, 2017.

(3)	Mr. Temares’ unvested option awards are scheduled to vest as follows: (a) 50,880 on May 10, 2016, (b) 49,869 on May 10, 2016 and 49,870 on May 10, 2017, (c) 60,591 on each of May 10, 2016 and 2017 and 60,592 on May 10, 2018, (d) 46,336 on each of May 12, 2016 and 2018 and 46,337 on each of May 12, 2017 and 2019 and (e) 45,200 on each of May 11, 2016 and 2018 and 45,201 on May 11, 2017, 2019 and 2020.

(4)	Messrs. Stark and Fiorilli’s unvested option awards are scheduled to vest as follows: (a) 8,933 on May 11, 2016, (b) 6,106 on May 10, 2016, (c) 5,204 on each of May 10, 2016 and 2017, (d) 5,386 on each of May 10, 2016, 2017 and 2018, (e) 5,725 on each of May 12, 2016, 2017 and 2018 and 5,726 on May 12, 2019 and (f) 5,191 on each of May 11, 2016, 2017, 2018, 2019 and 2020.

(5)	Mr. Castagna’s unvested option awards are scheduled to vest as follows: (a) 8,933 on May 11, 2016, (b) 6,106 on May 10, 2016, (c) 5,204 on each of May 10, 2016 and 2017, (d) 5,386 on each of May 10, 2016, 2017 and 2018, (e) 5,725 on each of May 12, 2016, 2017 and 2018 and 5,726 on May 12, 2019 and (f) 6,488 on each of May 11, 2016 and 2018 and 6,489 on each of May 11, 2017, 2019 and 2020.

(6)	Ms. Lattmann’s unvested option awards are scheduled to vest as follows: (a) 2,863 on each of May 12, 2016, 2018 and 2019 and 2,862 on May 12, 2017 and (b) 3,460 on each of May 11, 2016 and 2018 and 3,461 on each of May 11, 2017, 2019 and 2020.

(7)	Messrs. Eisenberg and Feinstein have an aggregate of 26,947 shares of unvested restricted stock and an aggregate of 12,030 shares underlying unvested performance stock units (“PSUs”). Messrs. Eisenberg and Feinstein’s unvested restricted stock awards are scheduled to vest as follows: (a) 5,340 on May 10, 2016, (b) 4,354 on each of May 10, 2016 and 2017 and (c) 4,299 on May 10, 2016 and 4,300 on each of May 10, 2017 and 2018. Messrs. Eisenberg and Feinstein’s unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: 6,015 on each of May 12, 2016 and 2017.

(8)	Mr. Temares has an aggregate of 111,472 shares of unvested restricted stock and an aggregate of 77,898 shares underlying unvested PSUs. Mr. Temares’ unvested restricted stock awards are scheduled to vest as follows: (a) 18,600 on May 10, 2016, (b) 17,414 on each of May 10, 2016 and 2017 and (c) 19,348 on each of May 10, 2016, 2017 and 2018. Mr. Temares’ unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: 38,949 on each of May 12, 2016 and 2017.

35

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

(9)	Mr. Stark has an aggregate of 59,614 shares of unvested restricted stock and an aggregate of 12,432 shares underlying unvested PSUs. Mr. Stark’s unvested restricted stock awards are scheduled to vest as follows: (a) 7,060 on May 11, 2016, (b) 5,531 on each of May 10, 2016 and 2017, (c) 4,449 on May 10, 2016 and 4,450 on each of May 10, 2017 and 2018, (d) 3,918 on each of May 10, 2016, 2017 and 2018 and 3,919 on May 10, 2019 and (e) 4,157 on each of May 10, 2016 and 2018 and 4,156 on May 10, 2017. Mr. Stark’s unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: 6,216 on each of May 12, 2016 and 2017.

(10)	Mr. Castagna has an aggregate of 50,126 shares of unvested restricted stock and an aggregate of 12,432 shares underlying unvested PSUs. Mr. Castagna’s unvested restricted stock awards are scheduled to vest as follows: (a) 5,295 on May 11, 2016, (b) 4,425 on each of May 10, 2016 and 2017, (c) 3,560 on each of May 10, 2016, 2017 and 2018, (d) 3,193 on each of May 10, 2016, 2018 and 2019 and 3,192 on May 10, 2017, (e) 3,440 on each of May 10, 2016, 2017 and 2018 and (f) 736 on February 26, 2017 and 737 on each of February 26, 2018 and 2019. Mr. Castagna’s unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: 6,216 on each of May 12, 2016 and 2017.

(11)	Ms. Lattmann has an aggregate of 11,392 shares of unvested restricted stock and an aggregate of 6,015 shares underlying unvested PSUs. Ms. Lattmann’s unvested restricted stock awards are scheduled to vest as follows: (a) 1,412 on May 11, 2016, (b) 885 on each of May 10, 2016 and 2017, (c) 712 on each of May 10, 2016, 2017 and 2018, (d) 581 on each of May 10, 2016, 2018 and 2019 and 580 on May 10, 2017, (e) 573 on each of May 10, 2016, 2017 and 2019 and 574 on each of May 10, 2018 and 2020 and (f) 294 on February 26, 2017 and 295 on each of February 26, 2018 and 2019. Ms. Lattmann’s unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: 3,007 on May 12, 2016 and 3,008 on May 12, 2017.

(12)	Mr. Fiorilli has an aggregate of 47,916 shares of unvested restricted stock and an aggregate of 10,426 shares underlying unvested PSUs. Mr. Fiorilli’s unvested restricted stock awards are scheduled to vest as follows: (a) 5,295 on May 11, 2016, (b) 4,425 on each of May 10, 2016 and 2017, (c) 3,560 on each of May 10, 2016, 2017 and 2018, (d) 3,193 on each of May 10, 2016, 2018 and 2019 and 3,192 on May 10, 2017 and (e) 3,440 on each of May 10, 2016, 2017 and 2018. Mr. Fiorilli’s unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: 5,213 on each of May 12, 2016 and 2017.

(13)	Messrs. Eisenberg and Feinstein’s unvested PSU awards are valued at target achievement and include 15,855 PSU awards, subject to a one-year performance goal, and 11,302 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 5,285 on each of May 11, 2016, 2017 and 2018. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 6,016 on May 12, 2018 and 5,286 on May 11, 2019.

(14)	Mr. Temares’ unvested PSU awards are valued at target achievement and include 110,416 PSU awards, subject to a one-year performance goal, and 75,755 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 36,806 on May 11, 2016 and 36,805 on each of May 11, 2017 and 2018. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 38,949 on May 12, 2018 and 36,806 on May 11, 2019.

(15)	Mr. Stark’s unvested PSU awards are valued at target achievement and include 17,705 PSU awards, subject to a one-year performance goal, and 12,118 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 5,902 on each of May 11, 2016 and 2018 and 5,901 on May 11, 2017. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 6,216 on May 12, 2018 and 5,902 on May 11, 2019.

(16)	Mr. Castagna’s unvested PSU awards are valued at target achievement and include 18,498 PSU awards, subject to a one-year performance goal, and 12,382 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 6,166 on each of May 11, 2016, 2017 and 2018. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 6,216 on May 12, 2018 and 6,166 on May 11, 2019.

(17)	Ms. Lattmann’s unvested PSU awards are valued at target achievement and include 9,513 PSU awards, subject to a one-year performance goal, and 6,180 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 3,171 on each of May 11, 2016, 2017 and 2018. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 3,008 on May 12, 2018 and 3,172 on May 11, 2019.

(18)	Mr. Fiorilli’s unvested PSU awards are valued at target achievement and include 15,063 PSU awards, subject to a one-year performance goal, and 10,235 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 5,021 on each of May 11, 2016, 2017 and 2018. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 5,214 on May 12, 2018 and 5,021 on May 11, 2019.

(19)	Mr. Temares’ 374,288 exercisable option awards that expire on May 12, 2016 include 187,144 option awards held by him individually and 187,144 option awards held by a family limited partnership.

36

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Awards Vested for Fiscal 2015

The following table includes certain information with respect to the exercise of options and vesting of stock awards by Named Executive Officers during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Warren Eisenberg(1)	—	—	26,647	1,896,434
Leonard Feinstein(1)(2)	165,970	7,064,241	26,647	1,896,434
Steven H. Temares(3)	—	—	114,222	8,107,981
Arthur Stark(4)	—	—	37,416	2,652,625
Eugene A. Castagna(5)(6)	8,206	117,691	31,429	2,210,972
Susan E. Lattmann(7)	—	—	8,109	565,720
Matthew Fiorilli(8)	—	—	29,690	2,105,036

(1)	Messrs. Eisenberg and Feinstein each acquired (i) 20,631 shares on May 10, 2015, upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 6,016 shares on May 12, 2015 upon the vesting of PSUs for which the performance test had been met.

(2)	Mr. Feinstein exercised stock options on April 13, 2015.

(3)	Mr. Temares acquired (i) 75,273 shares on May 10, 2015, upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 38,949 shares on May 12, 2015 upon the vesting of PSUs for which the performance test had been met.

(4)	Mr. Stark acquired (i) 31,200 shares in total on May 10, 2015, May 11, 2015 and May 12, 2015 upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 6,216 shares on May 12, 2015 upon the vesting of PSUs for which the performance test had been met.

(5)	Mr. Castagna exercised stock options on February 18, 2016.

(6)	Mr. Castagna acquired (i) 25,213 shares in total on May 10, 2015, May 11, 2015, May 12, 2015 and February 26, 2016, upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 6,216 shares on May 12, 2015 upon the vesting of PSUs for which the performance test had been met.

(7)	Ms. Lattmann acquired (i) 5,101 shares in total on May 10, 2015, May 11, 2015, May 12, 2015 and February 26, 2016, upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 3,008 shares on May 12, 2015 upon the vesting of PSUs for which the performance test had been met.

(8)	Mr. Fiorilli acquired (i) 24,476 shares in total on May 10, 2015, May 11, 2015 and May 12, 2015 upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 5,214 shares on May 12, 2015 upon the vesting of PSUs for which the performance test had been met.

37

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION

Effective January 1, 2006, the Company adopted a nonqualified deferred compensation plan for the benefit of employees defined by the Internal Revenue Service as highly compensated. A certain percentage of an employee’s contributions may be matched by the Company, subject to certain plan limitations, as more fully described below. The following table provides compensation information for the Company’s nonqualified deferred compensation plan for each of the Named Executive Officers for fiscal 2015.

Nonqualified Deferred Compensation for Fiscal 2015

Name	Executive Contributions for Fiscal 2015(1) ($)	Company Contributions for Fiscal 2015(2) ($)	Aggregate Earnings (Losses) in Fiscal 2015(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End 2015(4) ($)
Warren Eisenberg	569,756	7,950	(268,753)	—	4,042,012
Leonard Feinstein	591,009	7,950	(268,583)	—	4,068,995
Steven H. Temares	42,000	1,126	(22,606)	—	387,874
Arthur Stark	10,192	5,450	432	(16,773)	33,973
Eugene A. Castagna	180,538	1,813	(97,160)	—	1,482,627
Susan E. Lattmann	36,731	3,465	(24,059)	—	281,773
Matthew Fiorilli	33,038	2,100	(74,849)	—	838,681

(1)	All amounts reported in this column were also reported in this Proxy Statement in the “Salary” column of the Summary Compensation Table for the applicable named executive officer.

(2)	All amounts reported in this column were also reported in this Proxy Statement in the “All Other Compensation” column of the Summary Compensation Table for the applicable named executive officer.

(3)	Amounts reported in this column represent returns on participant-selected investments.

(4)	Amounts reported in this column that were also reported in previously filed Proxy Statements in the “Salary” or “All Other Compensation” columns of the Summary Compensation Tables for Messrs. Eisenberg, Feinstein, Temares, Stark, Castagna and Fiorilli and Ms. Lattmann were $2,586,278, $2,589,774, $251,682, $17,473, $961,838, $233,391 and $62,397, respectively.

Under the Company’s nonqualified deferred compensation plan, a participant’s regular earnings may be deferred at the election of the participant, excluding incentive compensation, welfare benefits, fringe benefits, noncash remuneration, amounts realized from the sale of stock acquired under a stock option or grant, and moving expenses.

When a participant elects to make a deferral under the plan, the Company credits the account of the participant with a matching contribution equal to fifty percent of the deferral, offset dollar for dollar by any matching contribution that the Company makes to the participant under the Company’s 401(k) plan. The payment of this matching contribution is made upon the conclusion of the fiscal year. The maximum matching contribution to be made by the Company to a participant between the Company’s nonqualified deferred compensation plan and the Company’s 401(k) plan cannot exceed the lesser of $7,950 or three percent of a participant’s eligible compensation.

A participant is fully vested in amounts deferred under the nonqualified deferred compensation plan. A participant has a vested right in matching contributions made by the Company under the nonqualified deferred compensation plan, depending on the participant’s years of service with the Company: 20% at one to two years of service, 40% at two to three years of service, 60% at three to four years of service, 80% at four to five years of service and 100% at five or more years of service. As each of the Named Executive Officers has more than five years of service to the Company, they are each fully vested in the matching contributions made by the Company under the plan.

Amounts in a participant’s account in the nonqualified deferred compensation plan are payable either in a lump sum or substantially equal annual installments over a period of five or ten years, as elected by the participant. Such distributions may be delayed to a period of six months following a participant’s termination of employment to comply with applicable law.

38

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Employment Agreements and Potential Payments Upon Termination or Change in Control

Employment Agreements

There were no amendments to any Named Executive Officer’s employment agreement since the Company’s 2015 Annual Meeting of Shareholders.

Messrs. Eisenberg and Feinstein

Messrs. Eisenberg and Feinstein have employment agreements with the Company with terms currently expiring February 25, 2017, or as further extended by mutual agreement. These agreements provide for salaries at the rate of $800,000 per year which may be increased from time to time by the Company. The current annual salary for each of Messrs. Eisenberg and Feinstein is $1,100,000. Under these agreements, each of Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of the greater of $400,000 (increased for cost of living adjustments) or 50% of his average salary over the three-year period prior to such election for a period (the “Senior Status Period”) of up to ten years from the date of such election. During the Senior Status Period, the executive must provide services at a level of at least 25% of the average level of services the executive performed for the prior 36 month period. During the Senior Status Period, the Company is required to provide to the executive an office at a location specified by the executive, a secretary, car service and car allowance, all on a basis comparable to that which is currently provided to the executive. The agreements contain non-competition, non-solicitation and confidentiality provisions. These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreements. The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental pension payments. For a complete description of payments due to Messrs. Eisenberg and Feinstein upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.

Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann

Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann have employment agreements with the Company which provide for severance pay and other benefits upon a termination of their employment. For a complete description of payments due to Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below. These agreements also provide for non-competition and non-solicitation of the Company’s employees during the term of employment and for one year thereafter (two years in the case of Mr. Castagna and Ms. Lattmann), and confidentiality during the term of employment and surviving the end of the term of employment.

Potential Payments Upon Termination or Change in Control

The foregoing employment agreements and certain of the plans in which the executives participate require the Company to pay compensation to the executives if their employment terminates.

The estimated amount of compensation payable to such Named Executive Officers in each termination situation is listed in the table below. The table is presented using an assumed termination date and an assumed change in control date of February 27, 2016, the last day of fiscal 2015 and a price per share of common stock of $48.99 (the “Per Share Closing Price”), the closing per share price as of February 26, 2016, the last business day of fiscal 2015. Descriptions of the agreements under which such payments would be made follow.

Messrs. Eisenberg and Feinstein

Pursuant to their employment agreements, following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (as adjusted for a cost of living increase) until the death of the survivor of him and his current spouse. The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their Senior Status Period and during the period of supplemental pension payments or following a termination other than due to “cause” (as defined below). Under the agreements, if Messrs. Eisenberg and Feinstein are terminated without cause or if the executive elects to terminate his employment due to a “constructive termination” (as defined below), the executive shall be paid through the end of the term of employment and the Senior Status Period.

39

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

The agreements were amended, effective March 1, 2014, to eliminate the executives’ ability to terminate employment for any reason following a change in control and receive change in control severance payments and benefits. The agreements now provide that, following a termination without cause or a constructive termination, in each case, occurring on a change in control of the Company (as defined in the agreements) or within two years following a change in control, each of the executives shall be paid an amount equal to three times salary then in effect, if the written notice is given before the Senior Status Period, or, if during the Senior Status Period, one half of Senior Status Salary for the number of years (including fractions), if any, remaining in the Senior Status Period, payable over such applicable period in accordance with normal payroll practices. The agreements provide that in the event any amounts paid or provided to the executive in connection with a change in control are determined to constitute “excess parachute payments” under Section 280G of the Code which would be subject to the excise tax imposed by Section 4999 of the Code, the payments and benefits due to the executive will be reduced if the reduction would result in a greater amount payable to the executive after taking into account the excise tax imposed by Section 4999 of the Code. The agreements also provide that upon a change in control of the Company, the Company will fund a “rabbi trust” for each of the executives to hold an amount equal to the value of the payments and certain benefits payable to each of the executives upon his termination of employment with the Company. In the event of termination of employment, the executives are under no obligation to seek other employment and there is no reduction in the amount payable to the executive on account of any compensation earned from any subsequent employment. In the event of termination due to death of either of the executives, the executive’s estate or beneficiary shall be entitled to his salary for a period of one year following his death and payment of expenses incurred by the executive and not yet reimbursed at the time of death. In the event of termination due to the inability to substantially perform his duties and responsibilities for a period of 180 consecutive days, the executive shall be entitled to his salary for a period of one year following the date of termination (less any amounts received under the Company’s benefit plans as a result of such disability). To the extent that any payments under the employment agreements due following the termination of Messrs. Eisenberg and Feinstein are considered to be deferred compensation under Section 409A, such amounts will commence to be paid on the earlier of the six-month anniversary of termination of employment or the executive’s death.

Either of the executives may be terminated for cause upon written notice of the Company’s intention to terminate his employment for cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for cause is based. The executives shall have ten days after such notice is given to cure such conduct, to the extent a cure is possible. “Cause” generally means (i) the executive is convicted of a felony involving moral turpitude or (ii) the executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under the agreement, resulting, in either case, in material economic harm to the Company, unless the executive believed in good faith that such act or non act was in the best interests of the Company. “Constructive termination” generally means the executive’s election to terminate employment due to (i) a reduction in the executive’s salary or a material reduction in the executive’s benefits or perquisites (other than as part of any across-the-board action applicable to all executive officers of the Company), (ii) removal from, or failure to reelect the executive to, the position of co-chairman or chairman or as a director, (iii) a material diminution in the executive’s duties or the assignment of duties materially inconsistent with the executive’s duties or that materially impairs the executive’s ability to function as the co-chairman or chairman or (iv) the Company’s principal office or the executive’s own office location provided by the Company is relocated and, in any case, not timely cured by the Company. In addition, pursuant to their respective restricted stock and performance stock unit agreements, shares of restricted stock and performance stock units granted to Messrs. Eisenberg and Feinstein will vest upon death or disability, or upon a termination of employment without cause or constructive termination, subject to attainment of any applicable performance goals.

In substitution for a split dollar insurance benefit previously provided to such executives, in fiscal 2003, the Company entered into deferred compensation agreements with Messrs. Eisenberg and Feinstein under which the Company is obligated to pay Messrs. Eisenberg and Feinstein $2,125,000 and $2,080,000, respectively, in each case payable only on the last day of the first full fiscal year of the Company in which the total compensation of Mr. Eisenberg or Feinstein, as applicable, will not result in the loss of a deduction for such payment pursuant to applicable federal income tax law.

Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann

The agreements with Messrs. Temares, Stark and Fiorilli provide for severance pay equal to three years’ salary, and the agreements with Mr. Castagna and Ms. Lattmann provide for severance pay equal to one year’s salary, if the Company terminates their employment other than for “cause” (including by reason of death or disability). Additionally, the agreements with Messrs. Temares, Stark, Castagna and Fiorilli provide for one year’s severance pay if the executive voluntarily leaves the employ of the Company. Severance pay will be paid in accordance with normal payroll; however, other than for Ms. Lattmann, any amount due prior to the six months after termination of employment will be paid in a lump sum on the date following the six month anniversary of termination of employment. Any severance payable to these executives will be reduced by any monetary compensation earned by them as a result of their employment by another employer or otherwise. “Cause” is defined in the agreements as when the executive has: (i) acted in bad faith or with dishonesty; (ii) willfully failed to follow reasonable and lawful directions of the Company’s Chief Executive Officer or the Board of Directors, as applicable; (iii) performed his or her duties with gross negligence; or (iv) been convicted of a felony. Upon a termination of employment by the Company for any reason other than for cause, all unvested options will vest and become exercisable. In addition, pursuant to their respective restricted stock and performance stock unit agreements, or, in the case of Ms. Lattmann, her employment agreement, shares of restricted stock and performance stock units granted will vest upon death or disability, or upon a termination of employment without cause subject to attainment of any applicable performance goals. These agreements also provide for non-competition and non-solicitation during the term of employment and for one year thereafter (two years in the case of Mr. Castagna and Ms. Lattmann), and confidentiality during the term of employment and surviving the end of the term of employment.

40

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

Mr. Temares has a supplemental executive retirement benefit agreement and a related escrow agreement, under which he is entitled to receive a supplemental retirement benefit on his retirement or other separation from service from the Company. The retirement benefit will be payable in the form of a lump sum equal to the present value of an annual amount equal to 50% of Mr. Temares’ annual base salary on the date of termination of employment if such annual amount were paid for a period of 10 years in accordance with the Company’s normal payroll practices. Except in the case of Mr. Temares’ death (in which case the supplemental retirement benefit will be immediately payable) and the agreement as to escrow, the supplemental retirement benefit will be paid on the first business day following the six month anniversary of Mr. Temares’ termination and will be includible in his income for tax purposes at such time.

In the event Mr. Temares elects to retire or voluntarily terminates his employment with the Company, a portion of the supplemental retirement benefit, net of withholdings, will be deposited into an escrow account governed by a separate agreement. No portion of the supplemental retirement benefit will be deposited into the escrow account, however, in the event Mr. Temares dies, is terminated by the Company without cause (as such term is defined in his employment agreement), terminates due to disability, or terminates employment within 12 months following a change of control. In the event Mr. Temares elects to retire or voluntarily terminates his employment with the Company, 1/10 of the lump sum supplemental retirement benefit distribution (net of applicable withholding taxes) will be distributed to Mr. Temares; and 9/10 of the lump sum supplemental retirement benefit distribution (net of applicable withholding taxes) will be deposited into an escrow account to be distributed in nine equal annual installments on each of the following nine anniversaries of the deposit date, subject to acceleration in the case of Mr. Temares’ death or a change of control of the Company. The entire escrow account will be distributed to Mr. Temares’ beneficiary no later than 30 days following his death or to Mr. Temares no later than 30 days following a change of control of the Company. If Mr. Temares does not comply with the restrictive covenant not to compete with the Company (as described in his employment agreement, for the term of the escrow agreement) prior to the payment of the entire escrow amount, the Company will have the right to direct the escrow agent to pay the remaining escrow amount to the Company no later than 15 days after notice to the escrow agent and Mr. Temares will forfeit any and all rights to such remaining escrow amount. Mr. Temares has agreed that in the event any amount in escrow is forfeited, he will use commercially reasonable efforts to obtain a refund of applicable taxes and remit such refund to the Company and the Company has agreed to reimburse Mr. Temares, or to pay on his behalf, reasonable legal fees and expenses incurred in connection with such a refund request. Although the amended Supplemental Executive Retirement Plan (“SERP”) provides that Mr. Temares will be protected from any impact resulting from the possible application of Section 409A to the terms of the SERP due to the complexities surrounding Section 409A, the Company believes that no such payment will be required.

Table and related footnotes follow:

41

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

	Cash Severance	Senior Status Salary Continuation(3)	Option Acceleration(4)	Restricted Stock Acceleration(4)	PSU Acceleration(5)	Benefit Continuation(6)	Nonqualified Deferred Compensation Balance(7)	Supplemental Pension(8)	Split-Dollar Life Insurance Substitute Payment(9)	Total
Warren Eisenberg(10)
Termination Without Cause/Constructive Termination(1)(2)	$1,093,989	$5,740,637	$—	$1,320,134	$1,366,086	$1,293,823	$4,042,012	$439,267	$2,125,000	$17,420,948
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(11)	$3,300,000	$—	$—	$1,320,134	$1,366,086	$1,293,823	$4,042,012	$2,065,419	$2,125,000	$15,512,474
Leonard Feinstein(10)
Termination Without Cause/Constructive Termination(1)(2)	$1,093,989	$5,740,637	$—	$1,320,134	$1,366,086	$1,777,948	$4,068,995	$972,740	$2,080,000	$18,420,529
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(11)	$3,300,000	$—	$—	$1,320,134	$1,366,086	$1,777,948	$4,068,995	$2,822,658	$2,080,000	$16,735,821
Steven H. Temares(12)
Termination Without Cause(11)	$11,902,500	$—	$—	$5,461,013	$9,225,503	$—	$387,874	$19,055,452	$—	$46,032,342
Voluntary Termination(13)	$3,967,500	$—	$—	$—	$—	$—	$387,874	$19,055,452	$—	$23,410,826
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(11)	$11,902,500	$—	$—	$5,461,013	$9,225,503	$—	$387,874	$19,055,452	$—	$46,032,342
Arthur Stark(14)
Termination Without Cause(11)	$5,370,000	$—	$184,556	$2,920,490	$1,476,412	$—	$33,973	$—	$—	$9,985,431
Voluntary Termination(13)	$1,790,000	$—	$—	$—	$—	$—	$33,973	$—	$—	$1,823,973
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(11)	$5,370,000	$—	$184,556	$2,920,490	$1,476,412	$—	$33,973	$—	$—	$9,985,431
Eugene A. Castagna(14)
Termination Without Cause(13)	$1,840,000	$—	$184,556	$2,455,673	$1,515,261	$—	$1,482,627	$—	$—	$7,478,117
Voluntary Termination(13)	$1,840,000	$—	$—	$—	$—	$—	$1,482,627	$—	$—	$3,322,627
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(13)	$1,840,000	$—	$184,556	$2,455,673	$1,515,261	$—	$1,482,627	$—	$—	$7,478,117
Susan E. Lattmann(14)
Termination Without Cause(13)	$900,000	$—	$—	$558,094	$760,717	$—	$281,773	$—	$—	$2,500,584
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(13)	$900,000	$—	$—	$558,094	$760,717	$—	$281,773	$—	$—	$2,500,584
Matthew Fiorilli(14)
Termination Without Cause(11)	$5,025,000	$—	$184,556	$2,347,405	$1,248,706	$—	$838,681	$—	$—	$9,644,348
Voluntary Termination(13)	$1,675,000	$—	$—	$—	$—	$—	$838,681	$—	$—	$2,513,681
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(11)	$5,025,000	$—	$184,556	$2,347,405	$1,248,706	$—	$838,681	$—	$—	$9,644,348

42

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2015 EXECUTIVE COMPENSATION

(1)	Cash severance represents current salary continuation through February 25, 2017.

(2)	In the event of a termination of employment due to death or disability, each of Messrs. Eisenberg and Feinstein (or their respective estates) will receive the same payments as if there was a “Termination Without Cause/Constructive Termination,” except that neither Mr. Eisenberg nor Mr. Feinstein (nor their respective estates) will receive either “Senior Status Salary Continuation” or “Benefit Continuation” payments.

(3)	Represents $400,000, adjusted for the cost of living increase between June 30, 2000 and June 30, 2015 for the CPI-U for NY, Northern NJ and LI, for 10 years during the Senior Status Period.

(4)	Represents the value of unvested outstanding stock options and restricted stock that would accelerate and vest on a termination occurring on February 27, 2016. In the case of stock options, the value is calculated by multiplying the number of shares underlying each accelerated unvested stock option by the difference between the Per Share Closing Price and the per share exercise price. In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate and vest by the Per Share Closing Price.

(5)	Represents the value of unvested outstanding performance stock unit (PSU) awards that would accelerate and vest on a termination without cause (and, in the cases of Messrs. Eisenberg and Feinstein, upon a termination without cause or constructive termination), subject to attainment of any applicable performance goals and after the Compensation Committee certifies achievement of the applicable performance test. These values represent acceleration of the portion of (i) the 2014 PSU awards for which the one-year performance test has been met and (ii) the 2015 PSU awards subject to the one-year performance test at target, which result was reasonably estimable on February 27, 2016 based on assumptions regarding the performance of the peer companies. The portion of 2014 and 2015 PSU awards subject to a three-year performance test, based on relative performance against the peer companies, was substantially uncertain on February 27, 2016 and is not included. For a more complete discussion of the metrics and method of calculating the applicable performance metrics for PSU awards, please see the discussion of Performance Stock Units in the Equity Compensation section of the Compensation Discussion & Analysis above.

(6)	Represents the estimated present value of continued health and welfare benefits and other perquisites for the life of the executive and his spouse.

(7)	Reflects executives’ vested account balances as of February 27, 2016.

(8)	For Messrs. Eisenberg and Feinstein, represents the estimated present value of lifetime supplemental pension payments, commencing six months following the conclusion of the Senior Status Period. For Mr. Temares, present value will be paid out six months following (1) termination without cause or (2) any termination (including voluntary termination) following a change in control.

(9)	This amount will be paid on the last day of the following fiscal year.

(10)	The employment agreements of Messrs. Eisenberg and Feinstein provide that in the event any amounts paid or provided to the executive in connection with a change in control are determined to constitute “excess parachute payments” under Section 280G of the Code which would be subject to the excise tax imposed by Section 4999 of the Code, the payments and benefits due to the executive will be reduced if the reduction would result in a greater amount payable to the executive after taking into account the excise tax imposed by Section 4999 of the Code. However, no reduction of payments and benefits are disclosed above since neither of these executives would have been subject to excise taxes as a result of payments subject to Section 280G of the Code that would have been made in connection with a change in control occurring on February 27, 2016.

(11)	Cash severance represents three times current salary payable over a period of three years following a termination without cause; or, in the cases of Messrs. Eisenberg and Feinstein, following a termination without cause or constructive termination occurring on a change in control or within two years following a change in control.

(12)	In the event of a termination of employment due to death or disability, Mr. Temares (or his estate) will receive the same payments as if there was a “Termination Without Cause.”

(13)	Cash severance represents one times current salary payable over a period of one year.

(14)	In the event of a termination of employment due to death or disability, the Named Executive Officer (or the executive’s estate) will receive the same payments as if there were a “Termination Without Cause.”

43

PROPOSAL 4—SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS BYLAWS

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

RESOLVED: Shareholders of Bed Bath & Beyond Inc. (the “Company”) ask the board of directors (“the Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

(a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

(b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

(c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

The proposed terms enjoy strong support. Through October 2015, votes on more than 100 similar proposals averaged 55% and at least 60 companies enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal.

The Board of Directors Recommends a Vote Against Proposal 4

The Board of Directors recognizes that proxy access is an important development in corporate governance. Our directors, and particularly our Nominating and Corporate Governance Committee, have discussed and will continue to discuss proxy access developments with shareholders as part of the Company’s shareholder engagement program.

Based on discussions with our shareholders, we know that not all shareholders support proxy access. Among those who do support proxy access, there are differing views of the features that are appropriate for a proxy access bylaw. Additionally, based on our review of proxy access bylaws that have been adopted by other companies, there is an array of approaches on structure and fundamental terms. For example, there is not a market consensus on the percentage of shareholder-nominated candidates that can appear in the Company’s proxy materials, which we believe is a fundamental term. The proposal requires this percentage to be 25%, which is inconsistent with market trends of 20%. Accordingly, we recognize that proxy access standards are still evolving and that there is not yet a set of terms that is widely accepted by all stakeholders.

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PROPOSAL 4—SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS BYLAWS

While proxy access is a trending issue in corporate governance, only a minority of companies have adopted it to date. The Board believes that any decision to implement proxy access should be made in a careful and deliberative manner. For example, the Board wishes to further review continuing marketplace developments and carefully consider the intended and potentially unintended consequences of proxy access bylaws.

The Board is committed to further engagement with shareholders on proxy access and further evaluation of the issue in the coming year. Moreover, the Board intends to substantively address proxy access in advance of the Company’s 2017 annual meeting. We believe that, by that time, there is more likely to be market consensus on the fundamental terms for a proxy access bylaw.

Prior to any adoption of proxy access bylaws, our shareholders continue to have different methods for participating in the director nomination process, including:

•	Submitting for consideration the names of potential directors directly to the Nominating and Corporate Governance Committee; and

•	In accordance with SEC rules, state law and our bylaws, nominating and soliciting proxies for their own director candidates at shareholder meetings.

Additionally, we have procedures to ensure that our directors are accountable for continually representing the interests of our shareholders. These procedures include (i) a non-classified Board where each director must be re-elected annually by receiving a majority of votes cast; (ii) an annual evaluation of the Board and each committee by our directors; (iii) active shareholder outreach by the Board; and (iv) an established process for any shareholder to communicate with the Board, including with respect to potential board members.

We believe that the foregoing procedures provide our shareholders with a sufficient voice in the director nomination and election process, even without proxy access bylaws. Given these existing procedures and pending our shareholder engagement and monitoring of proxy access developments (including a more fulsome evaluation of the appropriate terms that proxy access bylaws should contain) over the next year, the Board believes that this proposal is not currently in the best interest of our shareholders and not the proper mechanism for considering proxy access.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

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PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING AN EQUITY RETENTION POLICY FOR SENIOR EXECUTIVES

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

RESOLVED: Shareholders of Bed Bath & Beyond Inc. (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 50 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

As detailed in last year’s proxy statement, our Company’s share ownership guidelines required the CEO Steven Temares to hold stock with a value of at least $6,000,000 or approximately 111,982 shares according to the current trading price. For comparison, in 2014 Mr. Temares’ targeted amount of equity awards was 155,796 shares and 231,682 option awards. In other words the supposed “long-term” share ownership requirement could be met with less than half of one year’s worth of stock and option awards. In addition Mr. Temares already owns 2,018,624 shares or roughly 18 times the requirement.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

We urge shareholders to vote FOR this proposal.

The Board of Directors Recommends a Vote Against Proposal 5

The Board of Directors believes that equity interest by our senior executives is an important part of our executive compensation program and, along with other aspects of our compensation program, aligns the interests of our shareholders and our executives. The Company’s active engagement with shareholders is, and will continue to be, a more productive means of ensuring an appropriate level of equity interest rather than the proposal’s requirements of an inflexible mandatory policy.

The Board recommends a vote against proposal 5 because:

•	The proposal’s policy is unnecessary because our Named Executive Officers currently hold a substantial amount of, and have a substantial economic interest in, our common stock.

•	Our current executive compensation program and policies already align our senior executives’ interests with the long-term interests of shareholders.

•	The proposed policy could be harmful in several respects and limit our ability to attract and retain qualified candidates for senior executive positions.

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PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING AN EQUITY RETENTION POLICY FOR SENIOR EXECUTIVES

Our Named Executive Officers currently hold a substantial amount of, and have a substantial economic interest in, our common stock.

Our Named Executive Officers have a strong interest in our long-term performance due to their substantial holdings and economic interest in our common stock, which is reflected in the table below. Other than our Chief Executive Officer, who is already subject to, and complies with, a robust stock ownership policy, our Named Executive Officers have achieved this high level of ownership despite not being bound to a formal policy for stock ownership. Additionally, our Chief Executive Officer has greatly exceeded his required ownership amount of $6,000,000. This substantial ownership, and related economic interest, by our Named Executive Officers motivates them to deliver long-term results, while at the same time discourages them from unreasonable risk-taking.

Named Executive Officer	Shares/Shares Equivalent(1)	Share/Share Equivalent Value(2)
Warren Eisenberg	1,108,420	$48,841,554
Leonard Feinstein	968,521	$42,509,725
Steven H. Temares	1,550,598	$37,558,815
Arthur Stark	189,165	$7,110,643
Eugene A. Castagna	177,869	$6,346,314
Susan E. Lattmann(3)	32,593	$1,475,159
Matthew Fiorilli	193,474	$6,293,409

(1)	Includes (i) shares of common stock held directly or through an estate planning vehicle for the benefit of the executive (but not solely for the benefit of his or her family members); (ii) restricted stock where any applicable performance goals have been achieved; (iii) performance stock units whose performance goals have been achieved and (iv) shares of common stock underlying in-the-money, vested stock options (the value of such option shares are calculated as described in footnote 2 below). Share ownership is as of May 6, 2016, the record date.

(2)	Calculated based on the closing price of $45.26 per share on May 6, 2016. For shares of common stock underlying in-the-money, vested stock options, value reflects the difference between the aforementioned closing price and the exercise price.

(3)	Ms. Lattmann became an executive officer on February 26, 2014. These numbers reflect her shorter tenure as a Named Executive Officer.

Our current executive compensation program and policies already align our senior executives’ interests with the long-term interests of shareholders.

The following aspects of our executive compensation program align the interests of our senior executives with that of our shareholders and render the proposed policy unnecessary for the achievement of that goal.

•	Focus on long-term equity incentive awards. We do not employ short-term cash incentives or pay cash bonuses, and consequently, a large proportion of each executive’s annual compensation has been in the form of long-term equity incentive awards, in the form of stock options or performance stock units. As a result, executives have a rolling, long-term incentive linked to the value of our common stock.

•	Anti-hedging policy. We have a policy against hedging transactions with respect to our Company’s securities, and this policy further aligns the interests of our senior executives with that of our shareholders by prohibiting our executives from engaging in transactions designed to hedge or offset decreases in the market value of our common stock that they hold.

The proposed policy could be harmful in several respects and limit our ability to attract and retain qualified candidates for senior executive positions.

While the Board believes it is important that our executives have a meaningful equity stake in our Company, the Board also believes that executives should not be restricted from responsibly managing their personal financial affairs and diversifying their investment portfolios over the course of their careers. This is already made more challenging for executives by an internal policy that restricts their trading in our common stock to certain limited window periods during the year and, even then, only when they are not in possession of material, nonpublic information.

The policy could also put us at a competitive disadvantage in retaining our current, and attracting new, senior executives, given that the majority of large public companies, including major retailers, do not require senior executives to retain such a significant share interest for such an extended period of time. This policy could have a particular negative effect on younger executives, who could be potentially faced with decades of a retention obligation not imposed by our competitors.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS A

VOTE AGAINST THIS PROPOSAL.

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PROPOSAL 6—SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL OF CERTAIN FUTURE SEVERANCE AGREEMENTS

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

RESOLVED: that the shareholders of Bed Bath & Beyond Inc. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus.

“Future severance agreements” include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT

We believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times an executive’s base salary plus bonus will provide valuable feedback, encourage restraint, and strengthen the hand of the Board’s compensation committee.

According to the Summary of Potential Payments Upon Termination or Change in Control on page 36 of the Company’s 2015 Proxy Statement, if there is a change of control and the chief executive officer is terminated, he will receive three times the sum of his base salary. According to the Company’s 2015 Proxy Statement, if there had been a change of control and termination on February 28, 2015, the CEO would have received a cash severance of $11.9 million upon termination, in addition to payments for equity awards and other benefits. In the CEO’s case, he would receive a total of $62.6 million in a change in control and termination scenario.

If you agree with us that the Company should seek shareholder ratification of severance packages with a total cost exceeding 2.99 times an executive’s base salary plus bonus, then please VOTE FOR this proposal.

The Board of Directors Recommends a Vote Against Proposal 6

The Compensation Committee works to structure the Company’s compensation program to attract, incentivize and retain executives to carry out our business strategy. The Compensation Committee requires flexibility in a dynamic environment where competitive compensation structures and applicable laws are subject to change. The Company’s active engagement with shareholders is, and will continue to be, a more productive means of ensuring accountability in designing executive compensation arrangements than the proposal’s requirements of requiring shareholder approval for each severance agreement.

The Board recommends a vote against proposal 6 because:

•	The proposed policy could adversely impact the Company’s ability to secure high-performing executives.

•	The Compensation Committee has evolved in its approach to severance arrangements for executives, without the need for a rigid policy.

•	Accelerated vesting of equity awards is appropriate given our compensation practices, which do not include cash bonuses for executives.

•	We seek and obtain shareholder feedback on compensation issues.

The proposed policy would be unduly restrictive and could adversely impact the Company’s ability to secure high-performing executive talent in the future.

The structure of compensation and retention programs in the marketplace for talent is constantly changing. Tax policy and legal requirements evolve over time as well. The severance aspects of an executive compensation package will often be structured and negotiated on an individual by individual basis taking into account these market trends, tax policies and legal requirements. Subjecting the severance element to shareholder approval would interfere with these individual negotiations and could jeopardize the Company’s ability to design and extend an attractive and competitive employment offer to future executives.

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PROPOSAL 6—SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL OF CERTAIN FUTURE SEVERANCE AGREEMENTS

•	Prior shareholder approval through special meeting. Calling and holding a special meeting is an expensive and time-consuming process, and top candidates are unlikely to be willing to wait for such approval and may instead seek employment elsewhere, including at one of the Company’s competitors that does not have similar restrictions on executive severance.

•	Post-signing shareholder ratification. Even if shareholder ratification, after the fact, is an acceptable method of obtaining shareholder approval under the proposal, the potential for shareholders to reject the severance provisions—potentially many months after the compensation package is finalized—would likely cause top candidates to view the agreed-upon severance provisions as too uncertain to merit serious consideration.

Given these risks, the Company believes that shareholder interests are best protected by providing flexibility to the Compensation Committee, which consists solely of independent directors and oversees all matters regarding senior executive compensation, on how to design severance packages for potential executive candidates.

The Compensation Committee has evolved in its approach to severance arrangements for executives, without the need for a rigid policy.

Our severance agreements with our Chief Operating Officer and, more recently, our Chief Financial Officer provide for a cash severance payment upon a termination without cause of only one times each officer’s salary (compared to three times salary in older agreements with other Named Executive Officers). Additionally, in connection with a change in control transaction, the agreements with our Named Executive Officers contain a “double trigger” arrangement whereby the executives receive equity acceleration only upon a qualifying termination following the change in control transaction (which in the case of our Co-Chairmen includes “constructive termination” as described under Employment Agreements and Potential Payments Upon Termination or Change in Control, above).

Accelerated vesting of equity awards is appropriate given our compensation practices, which do not include cash bonuses for executives.

While our senior executives continue to be eligible to receive accelerated vesting of equity awards in certain termination scenarios, we believe that this benefit is appropriate given our compensation practice. Because our compensation packages for executives do not include cash bonuses, the proposed policy relying on that element as a basis of severance pay would be severely limiting.

•	We do not award cash bonuses and instead provide the largest portion of compensation to our senior executives in the form of equity awards (including performance-based awards). We believe that this structure properly incentivizes our executives to achieve long-term value for, and aligns their interests with, our shareholders.

•	In light of the fundamental role equity plays in our compensation structure, the Compensation Committee believes that it is appropriate that certain termination scenarios result in acceleration of equity awards at an amount greater than the proposal’s specified cap. For example, our existing arrangements providing for accelerated vesting of equity awards allow our senior executives to remain focused on protecting shareholders’ interests in the event of a potential change in control transaction and not be distracted by concerns about losing a substantial portion of their unvested equity compensation.

The Compensation Committee seeks and obtains extensive and detailed shareholder feedback through its outreach program.

As described elsewhere in this proxy statement, the Company reached out to shareholders representing approximately 68% of the Company’s outstanding shares over the course of the last year, and members of the Compensation Committee have met or spoken with shareholders representing approximately 50% of the Company’s shares. Similar engagement has occurred in prior years. Such shareholder outreach is the most effective method of providing shareholders with a voice in the Company’s executive compensation program. Requiring additional shareholder approval of a specific element of a compensation package is unlikely to provide shareholders with more effective input and carries the risk of jeopardizing the Company’s ability to attract and retain qualified candidates.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS A

VOTE AGAINST THIS PROPOSAL.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of May 6, 2016 by (i) each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock; (ii) our Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of May 6, 2016 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Exchange Act, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 154,366,662 shares of our common stock outstanding at May 6, 2016. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, New Jersey 07083.

Name	Position	Number of Shares of Common Stock Beneficially Owned and Percent of Class as of May 6, 2016
The Vanguard Group		13,701,292	(1)	8.9%
BlackRock, Inc.		10,584,463	(2)	6.9%
FMR LLC		10,224,916	(3)	6.6%
Brown Brothers Harriman & Co.		8,823,373	(4)	5.7%
State Street Corporation		8,620,466	(5)	5.6%
Warren Eisenberg	Co-Chairman and Director	2,043,024	(6)	1.3%
Leonard Feinstein	Co-Chairman and Director	1,902,906	(7)	1.2%
Steven H. Temares	Chief Executive Officer and Director	2,290,171	(8)	1.5%
Arthur Stark	President and Chief Merchandising Officer	276,024	(9)	*
Eugene A. Castagna	Chief Operating Officer	266,025	(10)	*
Susan E. Lattmann	Chief Financial Officer and Treasurer	38,770	(11)	*
Matthew Fiorilli	Senior Vice President—Stores	281,336	(12)	*
Dean S. Adler	Director	28,617		*
Stanley F. Barshay	Director	23,915		*
Geraldine T. Elliott	Director	2,815		*
Klaus Eppler	Director	14,460		*
Patrick R. Gaston	Director	17,539		*
Jordan Heller	Director	16,372		*
Victoria A. Morrison	Director	14,155		*
All Directors and Executive Officers as a Group (14 persons)		7,216,129		4.7%

*	Less than 1% of the outstanding common stock of the Company.

(1)	Information regarding The Vanguard Group was obtained from a Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group. The Schedule 13G states that The Vanguard Group has sole voting power of 311,802 shares of common stock, shared voting power of 16,700 shares of common stock, sole dispositive power of 13,371,420 shares of common stock and shared dispositive power of 329,872 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(2)	Information regarding BlackRock, Inc. was obtained from a Schedule 13G filed with the SEC on February 10, 2016 by BlackRock, Inc. The Schedule 13G states that BlackRock, Inc. has sole voting power of 9,064,922 shares of common stock and sole dispositive power of 10,584,463 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(3)	Information regarding FMR LLC was obtained from a Schedule 13G filed with the SEC on February 12, 2016 by FMR LLC. The Schedule 13G states that FMR LLC has sole voting power of 1,627,216 shares of common stock and sole dispositive power of 10,224,916 shares of common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)	Information regarding Brown Brothers Harriman & Co. was obtained from a Schedule 13G filed with the SEC on February 16, 2016 by Brown Brothers Harriman & Co. The Schedule 13G states that Brown Brothers Harriman & Co. has sole voting power and sole dispositive power of 2,657,816 shares of common stock, shared voting power of 6,165,557 shares of common stock, and shared dispositive power of 7,271,692 shares of common stock. The address of Brown Brothers Harriman & Co. is 140 Broadway, New York, NY 10005.

(5)	Information regarding State Street Corporation was obtained from a Schedule 13G filed with the SEC on February 12, 2016 by State Street Corporation. The Schedule 13G states that State Street Corporation has shared voting power and shared dispositive power of 8,620,466 shares of common stock. The address of State Street Corporation is One Lincoln Street, Boston, MA 02111.

(6)	The shares shown as being owned by Mr. Eisenberg include: (a) 518,204 owned by Mr. Eisenberg individually; (b) 122,003 shares issuable pursuant to stock options granted to Mr. Eisenberg that are exercisable or become exercisable within 60 days; (c) 500,000 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 869,855 shares owned by trusts for the benefit of Mr. Eisenberg and his family members; (e) 26,947 shares of restricted stock; and (f) 6,015 shares underlying PSUs that are expected to vest within 60 days. Mr. Eisenberg has sole voting power with respect to the shares held by him individually and in trust for which he is the trustee but disclaims beneficial ownership of any of the shares not owned by him individually and in trust for which he is not the trustee.

(7)	The shares shown as being owned by Mr. Feinstein include: (a) 900,218 shares owned by Mr. Feinstein individually; (b) 122,003 shares issuable pursuant to stock options granted to Mr. Feinstein that are exercisable or become exercisable within 60 days; (c) 350,000 shares owned by a foundation of which Mr. Feinstein and his family members are directors and officers; (d) 156,483 shares held by trusts for the benefit of Mr. Feinstein’s family members; (e) 341,240 shares owned by his spouse; (f) 26,947 shares of restricted stock; and (g) 6,015 shares underlying PSUs that are expected to vest within 60 days. Mr. Feinstein has sole voting power with respect to the shares held by him individually and in trust for which he is the trustee but disclaims beneficial ownership of any of the shares not owned by him individually and in trust for which he is not the trustee.

(8)	The shares shown as being owned by Mr. Temares include: (a) 412,615 shares owned by Mr. Temares individually; (b) 1,520,705 shares issuable pursuant to stock options granted to Mr. Temares that are exercisable or become exercisable within 60 days; (c) 187,144 shares issuable pursuant to stock options that are exercisable held by a family limited partnership, of which Mr. Temares and his spouse are the sole general partners, and of which Mr. Temares and his spouse serve as limited partners together with trusts for the benefit of Mr. Temares, his spouse and his children; (d) 14,286 shares owned by the above described family limited partnership; (e) 5,000 shares owned by a family limited partnership established by Mr. Temares’ mother; (f) 111,472 shares of restricted stock; and (g) 38,949 shares underlying PSUs that are expected to vest within 60 days. Mr. Temares has sole voting power with respect to the shares held by him individually and the above described family limited partnership but disclaims beneficial ownership of the shares owned by the family limited partnership established by Mr. Temares’ mother.

(9)	The shares shown as being owned by Mr. Stark include: (a) 85,018 shares owned by Mr. Stark individually; (b) 125,176 shares issuable pursuant to stock options granted to Mr. Stark that are exercisable or become exercisable within 60 days; (c) 59,614 shares of restricted stock; and (d) 6,216 shares underlying PSUs that are expected to vest within 60 days.

(10)	The shares shown as being owned by Mr. Castagna include: (a) 74,277 shares owned by Mr. Castagna individually; (b) 135,406 shares issuable pursuant to stock options granted to Mr. Castagna that are exercisable or become exercisable within 60 days; (c) 50,126 shares of restricted stock; and (d) 6,216 shares underlying PSUs that are expected to vest within 60 days.

(11)	The shares shown as being owned by Ms. Lattmann include: (a) 15,186 shares owned by Ms. Lattmann individually; (b) 9,185 shares issuable pursuant to stock options granted to Ms. Lattmann that are exercisable or become exercisable within 60 days; (c) 11,392 shares of restricted stock; and (d) 3,007 shares underlying PSUs that are expected to vest within 60 days.

(12)	The shares shown as being owned by Mr. Fiorilli include: (a) 67,300 shares owned by Mr. Fiorilli individually; (b) 160,907 shares issuable pursuant to stock options granted to Mr. Fiorilli that are exercisable or become exercisable within 60 days; (c) 47,916 shares of restricted stock; and (d) 5,213 shares underlying PSUs that are expected to vest within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for fiscal 2015, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors and executive officers.

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OTHER MATTERS

Certain Relationships and Related Transactions

The Company’s Audit Committee reviews and, if appropriate, approves transactions brought to the Committee’s attention in which the Company is a participant and the amount involved exceeds $120,000, and in which, in general, beneficial owners of more than 5% of the Company’s common stock, the Company’s directors, nominees for director, executive officers, and members of their respective immediate families, have a direct or indirect material interest. The Committee’s responsibility with respect to the review and approval of these transactions is set forth in the Audit Committee’s charter.

Martin Eisenberg is the Company’s Regional Vice President for the Northeast Region, with responsibilities in areas that include store operations, merchandising, store design and product sourcing. For fiscal 2015, his salary was $525,872 and he received other benefits consistent with his position and tenure, including a restricted stock award valued at $150,000, and an automotive allowance and employer 401(k) match aggregating approximately $12,000. He has been employed by the Company since 1977 and is the son of Warren Eisenberg, the Company’s Co-Chairman.

A brother-in-law of Arthur Stark, the Company’s President, earned in his capacity as a sales representative employed by Blue Ridge Home Fashions commissions (aggregating approximately $284,000) on sales of merchandise in fiscal 2015 by Blue Ridge Home Fashions to the Company in the amount of approximately $28.4 million. Additionally, a son-in-law of Mr. Stark is a managing member and has a minority equity interest in Colordrift LLC which had aggregate sales of merchandise to the Company of approximately $3.2 million in fiscal 2015. Colordrift LLC had a pre-existing sales relationship with the Company at the time such managing member became Mr. Stark’s son-in-law, which was during the Company’s fiscal 2012 year.

Householding

Unless we have received contrary instructions, we are mailing one copy of the proxy materials (other than the proxy card) to record holders who have the same address and last name. Such record holders will continue to receive separate proxy cards. We refer to this practice as householding.

If you are a record holder who participates in householding and wish to receive separate copies of the proxy materials for the 2016 Annual Meeting or future Annual Meetings, then please contact the Secretary of the Company by writing to 650 Liberty Avenue, Union, New Jersey 07083 or calling 908-688-0888. We will promptly deliver separate copies of the proxy materials for the 2016 Annual Meeting upon receiving your request.

If you are a record holder who is eligible for householding and do not currently participate in the program but would like to, then please contact the Secretary of the Company at the address or phone number indicated above.

If you are a beneficial owner, then please contact your stockbroker, bank or other holder of record to receive one or separate copies of the proxy materials.

Next Year’s Annual Meeting

Proposals which shareholders intend to be eligible for inclusion in next year’s proxy statement under the SEC’s proxy rules must be received by the Company no later than January 31, 2017. Such proposals can be sent to the Company at 650 Liberty Avenue, Union, New Jersey 07083, Attn: Warren Eisenberg, Co-Chairman and Secretary.

In addition, under the Company’s Amended By-laws, any proposal for consideration at the 2017 Annual Meeting of Shareholders submitted by a shareholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices at 650 Liberty Avenue, Union, New Jersey 07083 between the close of business on March 3, 2017 and the close of business on April 3, 2017, and is otherwise in compliance with the requirements set forth in the Company’s Amended By-laws. If the date of the 2017 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2016 Annual Meeting of Shareholders, notice must be received not earlier than the close of business on the 120th day prior to the 2017 Annual Meeting of Shareholders and not later than the close of business on the 90th day prior to the 2017 Annual Meeting of Shareholders, or if the first public announcement of the date of the 2017 Annual Meeting of Shareholders is less than 100 days prior to the date of the 2017 Annual Meeting of Shareholders, the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever occurs first.

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Bed Bath & Beyond Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11191-P80178 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.

1. ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote "FOR" all nominees with respect to Proposal 1.

Nominees for a one (1) year term:	For	Against	Abstain
1a. Warren Eisenberg	☐	☐	☐
1b. Leonard Feinstein	☐	☐	☐
1c. Steven H. Temares	☐	☐	☐
1d. Dean S. Adler	☐	☐	☐
1e. Stanley F. Barshay	☐	☐	☐
1f. Geraldine T. Elliott	☐	☐	☐
1g. Klaus Eppler	☐	☐	☐
1h. Patrick R. Gaston	☐	☐	☐
1i. Jordan Heller	☐	☐	☐
1j. Victoria A. Morrison	☐	☐	☐

	For	Against	Abstain
The Board of Directors Recommends a Vote "FOR" Proposal 2.			
2. Ratification of the appointment of KPMG LLP.	☐	☐	☐
The Board of Directors Recommends a Vote "FOR" Proposal 3.			
3. To approve, by non-binding vote, the 2015 compensation paid to the Company's named executive officers.	☐	☐	☐
The Board of Directors Recommends a Vote "AGAINST" Proposals 4, 5 and 6.			
4. To vote on a shareholder proposal regarding proxy access bylaws.	☐	☐	☐
5. To vote on a shareholder proposal regarding an equity retention policy for senior executives.	☐	☐	☐
6. To vote on a shareholder proposal regarding shareholder approval of certain future severance agreements.	☐	☐	☐
7. In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the meeting.			

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of 2016 Annual Meeting of Shareholders, Proxy Statement and 2015 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2016.

E11192-P80178

PROXY

ANNUAL MEETING OF SHAREHOLDERS
JULY 1, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Warren Eisenberg and Leonard Feinstein, or either one of them, acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 6, 2016, at the Annual Meeting of Shareholders to be held on July 1, 2016, or any adjournment or adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, AND AGAINST PROPOSALS 4, 5 AND 6.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued on Reverse Side)